Exhibit 10.82

CONTRIBUTION AGREEMENT

by and between

LN Hospitality Denver, LLC,

a Colorado limited liability company

and

Lodging Fund REIT III OP, LP,

a Delaware limited partnership

Dated as of September 1, 2020

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TABLE OF CONTENTS
(continued)

EXHIBITS

ALegal Description of the Properties

BContribution and Assumption Agreement

CAssignment of Warranties

DTotal Consideration

ENon-Competition and Non-Solicitation Agreement

FConfidentiality and Non-Disclosure Agreement

GTax Information

SCHEDULES

2.2List of Contributed Assets, Assumed Agreements and Leases

2.4List of Excluded Assets

2.5List of Assumed Liabilities; Permitted Liens

2.6List of Excluded Liabilities

2.10Allocation of Total Consideration

3.1.83-05 Audit

APPENDICES

ADisclosure Schedule

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CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made and entered into as of September 1, 2020 (the “Effective Date”) by and between Lodging Fund REIT III OP, LP, a Delaware limited partnership (the “Operating Partnership”), and LN Hospitality Denver, LLC, a Colorado limited liability company (the “Contributor”).

RECITALS

A.The Contributor currently owns a certain 141-room hotel business known as the Courtyard by Marriott Denver-Aurora located at 255 North Blackhawk Street, Aurora, CO 80011 (the “Property”), as the Property is more fully described in Exhibit A.
B.The Operating Partnership desires to acquire the Property, along with the Contributed Assets whereby the Operating Partnership will acquire a direct fee simple interest and ownership in the Property.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual undertakings set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Defined Terms.

The following terms have the meanings set forth below:

“Act” shall have the meaning as set forth in Section 4.2.10.

“Actions” mean all actions, litigations, complaints, charges, accusations, investigations, petitions, suits, arbitrations, mediations or other proceedings, whether civil or criminal, at law or in equity, or before any arbitrator or Governmental Entity.

“Adverse Change” shall have the meaning as set forth in Section 2.17.1.

“Adverse Change Review Period” shall have the meaning as set forth in Section 2.17.1.

“Agreement” shall have the meaning as set forth in the Preamble.

“Amendment” shall have the meaning as set forth in Section 2.8.

“Assumed Agreements” shall have the meaning as set forth in Section 2.2.

“Assumed Liabilities” shall have the meaning as set forth in Section 2.5.

“Basket” shall have the meaning as set forth in Section 5.4.

“Closing” shall have the meaning as set forth in Section 3.2.

“Closing Agent” shall have the meaning as set forth in Section 2.15.

“Closing Date” shall have the meaning as set forth in Section 3.2.

“Closing Documents” shall have the meaning as set forth in Section 3.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Limited Units” shall have the meaning set forth in the OP Agreement.

“Company” shall mean Lodging Fund REIT III, Inc., a Maryland corporation.

“Contributed Assets” shall have the meaning as set forth in Section 2.2.

“Contributor” shall have the meaning as set forth in the Preamble.

“Contributor Point of Contact” shall have the meaning as set forth in Section 2.17.3(d).

“Contributor’s Breakage Fee” shall have the meaning as set forth in Section 7.3.

“Contributor’s Cure Period” shall have the meaning as set forth in Section 2.16.

“Deed”  shall have the meaning as set forth in Section 3.3.2.

“Disclosure Schedule” means that disclosure schedule attached as Appendix A.

“Due Diligence Documents” shall have the meaning as set forth in Section 2.17.1.

“Due Diligence Period” shall have the meaning as set forth in Section 2.17.1.

“Due Diligence Review” shall have the meaning as set forth in Section 2.17.3.

“Earnest Money” shall have the meaning as set forth in Section 2.15.

“Environmental Law” means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, demands, approvals, authorizations and similar items of any Governmental Entity and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment as in effect on the Closing Date, including but not limited to those pertaining to reporting, licensing, permitting, investigation, removal and remediation of Hazardous Materials, including without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251), the Safe Drinking Water Act (42 U.S.C. 300f et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Endangered Species Act (16 U.S.C. 1531 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. 11001 et seq.), and (ii) applicable state and local statutory and regulatory laws, statutes and regulations pertaining to Hazardous Materials.

“Environmental Permits” means any and all licenses, certificates, permits, directives, requirements, registrations, government approvals, agreements, authorizations, and consents that are required under or are issued pursuant to any Environmental Laws.

“Effective Date” shall have the meaning as set forth in the Preamble.

“Excluded Assets” shall have the meaning as set forth in Section 2.4.

“Excluded Liabilities” shall have the meaning as set forth in Section 2.6.

“Existing Loan” shall have the meaning as set forth in Section 2.7.1.

“Existing Loan Documents” shall have the meaning as set forth in Section 2.7.1.

“Fixtures and Personal Property” shall mean all fixtures, furniture, furnishings, apparatus and fittings, equipment, machinery, appliances, building supplies, business supplies, software, tools, linens (in no event less than 3 par), inventories of standard supplies, services and amenities including without limitation paper goods, brochures, office supplies, unopened food and beverage inventory, chinaware, glassware, flatware, soap, gasoline, fuel oil, inventory held for sale, engineering, pool, maintenance and housekeeping supplies, TV, phone, and internet services, software and hardware, and other operation and guest supplies (each of which shall be maintained and transferred in accordance with brand standards), merchandise, goods, electronics, customer lists and records (including but not limited to customer, supplier, advertising, promotional material, sales, services, delivery and/or operations lists and records), goodwill, intellectual and/or proprietary information and property and applications therefor or licenses thereof and other items of personal property used in connection with the ownership, operation or maintenance of the Property, including all assets located off site from the Property but owned and used by the Contributor in connection with operation of the Property; excluding, however, all fixtures, furniture, furnishings, apparatus and fittings, equipment, machinery, appliances, building supplies, business supplies, software, tools, linens, merchandise, goods, electronics and other items of personal property owned by tenants, subtenants, guests, invitees, employees, easement holders, service contractors and other Persons who own any such property located on the Property.

“Franchise Agreement” shall have the meaning as set forth in Section 3.1.10.

“Governmental Entity” means any governmental agency or quasi-governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Material” means any substance:

(a)the presence of which requires investigation or remediation under any Environmental Law action or policy, administrative request or civil complaint under the foregoing or under common law; or
(b)which is controlled, regulated or prohibited under any Environmental Law as in effect as of the Closing Date, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); or
(c)which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and as of the Closing Date is regulated by any Governmental Entity; or
(d)the presence of which on, under or about, the Property poses a hazard to the health or safety of persons on or about the Property; or
(e)which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs) or asbestos or asbestos-containing materials or urea formaldehyde foam insulation; or
(f)radon gas.

“Indemnified Contributor Party” shall have the meaning as set forth in Section 5.5.

“Indemnified OP Party”  shall have the meaning as set forth in Section 5.5.

“Indemnified Party” shall have the meaning as set forth in Section 5.2.1.

“Independent Consideration” shall have the meaning as set forth in Section 2.15.

“Intangible Personal Property” shall mean all, right, title and interest relating to the Property in and to all intangible personal property now or hereafter used in connection with the operation, ownership, maintenance, management, or occupancy of the Property, including without limitation: all trade names and trademarks associated with the ownership of the Property; the plans and specifications for the Improvements; warranties; guaranties; indemnities; claims against third parties; claims against tenants for tenant improvement reimbursements; all contract rights related to the construction, operation, ownership or management of the Property; certificates of occupancy; applications, permits, approvals and licenses; insurance proceeds and condemnation awards or claims thereto to be assigned to the Operating Partnership hereunder; all books and records relating to the Property; any existing computer software or programs; any franchise agreements which shall not be terminated at the Closing and are to be assigned to the Operating Partnership, if any; any records, files, lists, and other tangible assets that pertain to the Property, including lists and records pertaining to any one or more of the following: the Contributor’s customers, suppliers, advertising, promotional material, sales, services, delivery, and/or operations, except those items, if any, required to be retained by law, including accounting records and returns.

“Knowledge” means with respect to any representation or warranty so indicated, the knowledge of Charles Patel and Michael Patel, including the knowledge the foregoing individuals would be reasonably expected to have if, as a result of the position such individual holds, such person made a reasonable inquiry in light of the circumstances.

“Leases” shall have the meaning as set forth in Section 4.2.22.

“Lender(s)” shall have the meaning as set forth in Section 2.7.1.

“Liens” means with respect to any real and personal property, all mortgages, pledges, liens, options, charges, security interests, mortgage deed, restrictions, prior assignments, encumbrances, covenants, encroachments, assessments, purchase rights, rights of others, licenses, easements, voting agreements, liabilities or claims of any kind or nature whatsoever, direct or indirect, including, without limitation, interests in or claims to revenues generated by such property.

“Losses” shall have the meaning as set forth in Section 5.2.1.

“Material Adverse Effect” shall have the meaning as set forth in Section 4.2.4.

“Maximum Per Property Total Consideration Adjustment” shall have the meaning as set forth in Section 2.14.

“Name” shall have the meaning as set forth in Section 4.2.20(c).

“NDA” shall have the meaning as set forth in Section 6.1.8.

“Objections” shall have the meaning as set forth in Section 2.16.

“OFAC” shall have the meaning as set forth in Section 4.2.31.

“Offering Documents” shall have the meaning as set forth in Section 2.17.2.

“Offering Review Period” shall have the meaning as set forth in Section 2.17.2.

“OP Agreement” shall mean the Amended and Restated Limited Partnership Agreement of Lodging Fund REIT III OP, LP, a Delaware limited partnership, as may be amended.

“Operating Partnership” shall have the meaning as set forth in the Preamble.

“Other Taxes” means Taxes other than income Taxes.

“Permitted Liens” means:

(a)Liens securing taxes, the payment of which is not now due and payable or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued;
(b)Zoning laws and ordinances applicable to the Property which are not violated by the existing structures or present uses thereof or the transfer of the Property;
(c)non-exclusive easements for public utilities and other operational purposes that do not materially interfere with the current use of the Property;
(d)Any other matters set forth in the Preliminary Title Report as to which Operating Partnership fails to make any Objections timely, or as to which Operating Partnership waives its Objections as provided in Section 2.16; and
(e)all Liens listed in Schedule 2.5 of the Disclosure Schedule and any similar liens incurred in any refinancing of the related obligations.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or governmental entity.

“Preliminary Title Report” means the preliminary commitment for title insurance committing to insure marketable fee simple title as of the date of the Closing, subject only to the Permitted Liens.

“Property” shall have the meaning as set forth in the Recitals.

“Property Deposits” shall have the meaning as set forth in Section 6.2.1(b)(i).

“Property Reports” means the property condition assessment reports, appraisals, zoning reports and other similar reports prepared for the Property.

“Proprietary Rights” shall have the meaning as set forth in Section 4.2.20(a).

“REIT Shares” shall have the meaning set forth in the OP Agreement.

“Release” shall have the same meaning as the definition of “release” in the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) at 42 U.S.C. Section 9601(22), but not including the exclusions identified in that definition, at subparts (A) through (D).

“Satisfaction Notice” shall have the meaning as set forth in Section 2.17.1.

“Series T Limited Units” shall have the meaning set forth in the OP Agreement.

“Service Contracts” shall have the meaning as set forth in Section 4.2.24.

“Subscription Agreement” shall mean the Subscription Agreement to be entered into by Contributor with respect to the acquisition of the Series T Units.

“Tax” or “Taxes” means any federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment-related, excise, goods and services, harmonized sales, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tenants”  shall have the meaning as set forth in Section 4.2.22.

“Title Company” shall have the meaning as set forth in Section 2.16.

“Title Policy” shall have the meaning as set forth in Section 3.1.6.

“Total Consideration” shall have the meaning as set forth in Section 2.8.

“Transfer”  shall have the meaning as set forth in Section 4.2.10(a).

2.Contribution; Total Consideration; Inspection and Title.
2.1Contribution of Property.  At the Closing and subject to the terms and conditions contained in this Agreement, the Contributor shall contribute, transfer, assign, convey and deliver to the Operating Partnership, absolutely and unconditionally, and free and clear of all Liens (other than Permitted Liens), all of its right, title and interest to the Property.  The contribution of the Property shall be evidenced by a Deed.  The parties shall take such additional actions and execute such additional documentation as may be required by the Contributor’s entity documents and the OP Agreement, or as reasonably requested by the Operating Partnership in order to effect the transactions contemplated hereby.
2.2Contribution of Assets.  At the Closing and subject to the terms and conditions contained in this Agreement, the Contributor shall contribute, transfer, assign convey and deliver to the Operating Partnership, and the Operating Partnership shall acquire and accept, all of the Contributor’s right, title and interest in and to (i) (a) those assets listed on Schedule 2.2, (b) all Fixtures and Personal Property related to the Property, and (c) all Intangible Personal Property now or hereafter used in connection with the operation, ownership, maintenance, management or occupancy of the Property (collectively, the “Contributed Assets”), and (ii) (a) those certain agreements listed on Schedule 2.2, which reflect all agreements and arrangements related to the Property to which Contributor (or its affiliates or predecessors) is a party and (b) Service Contracts (collectively, the “Assumed Agreements”), and in each case, free and clear of any and all Liens, subject only to the Permitted Liens listed on Schedule 2.4.  The contribution of the Contributed Assets and the Assumed Agreements and the assumption of all obligations thereunder shall be evidenced by a Contribution and Assumption Agreement in substantially the form of Exhibit B.

2.3RESERVED.
2.4Excluded Assets.  Notwithstanding the foregoing, the parties expressly acknowledge and agree that all assets and properties of the Contributor set forth on Schedule 2.4, shall be deemed “Excluded Assets” and not contributed, transferred, assigned, conveyed or delivered to the Operating Partnership pursuant to this Agreement, and the Operating Partnership shall not have any rights or obligations with respect thereto.  Unless otherwise agreed in writing, the Contributor, at the Contributor’s expense, shall remove the Excluded Assets from the Property as soon as possible after the Closing Date but in no event later than 7 days after the Closing Date.  If the Contributor fails to comply with the foregoing provisions, the Operating Partnership may dispose of such items at the Contributor’s expense or make such other arrangements as the Operating Partnership may determine appropriate.
2.5Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Operating Partnership shall assume from the Contributor and thereafter pay, perform or discharge in accordance with their terms all of the liabilities of the Contributors listed on Schedule 2.5 (the “Assumed Liabilities”).
2.6Excluded Liabilities.  Notwithstanding the foregoing, the parties expressly acknowledge and agree that the Operating Partnership shall not assume or agree to pay, perform or otherwise discharge any liabilities, obligations or other expenses of either the Contributor (or acquire the Property subject thereto) other than those assumed pursuant to the Contribution and Assumption Agreement and the Assumed Liabilities (the “Excluded Liabilities”), and such Excluded Liabilities shall not be contributed, transferred, assigned, conveyed or delivered to the Operating Partnership pursuant to this Agreement or any other means, and the Operating Partnership shall not have any obligations with respect thereto.
2.7Existing Loans and Creditors.
2.7.1The Contributor has obtained certain financing encumbering the Property through (1) Access Point Financial, Inc. issued with a maturity of August 1, 2020 at an original loan amount of $19,500,000, and (2) Twain Community Partners II LLC at a loan amount of $3,913,475.00 (individually, an “Existing Loan” and collectively, the “Existing Loans”).  Such notes, deed of trusts and all other documents or instruments evidencing or securing such Existing Loans, including any financing statements, and any amendments, modifications and assignments of the foregoing, shall be referred to, collectively, as the “Existing Loan Documents.”  Each Existing Loan shall be considered a Permitted Lien for purposes of this Agreement.  The Operating Partnership at its election shall either (i) assume the applicable Existing Loans at the Closing (subject to obtaining any necessary consents from the holder of the mortgage or deed of trust related to the Existing Loans (the “Lender(s)”) prior to the Closing), (ii) take title to the Property subject to the lien of the Existing Loan Documents or (iii) cause the Existing Loans to be refinanced or repaid from and after the Closing. The Operating Partnership shall have the right to discuss with Access Point Financial, Inc. and Twain Community Partners II LLC any of the options described in this Section 2.7.1 immediately upon the Contributor discussing the transaction contemplated by this Agreement with such entities.  The Operating Partnership shall indemnify the guarantors of the Existing Loans, executed and delivered to Lenders on behalf of the Contributor, for from and against all Losses arising with respect to the Existing Loans from and after the Closing.
2.7.2Nothing contained in this Agreement shall preclude the Operating Partnership from reducing or increasing the indebtedness secured by the Property above the amount outstanding on the Existing Loans in connection with any refinancing which may occur concurrently with or after the Closing.  The Contributor shall use commercially reasonable efforts along with the Operating Partnership in seeking to process approval of the assumption of the Existing Loan or in beginning the process for any refinancing or a payoff.
2.7.3Before the Closing, the Contributor shall furnish to the Operating Partnership a true and complete list of all existing creditors as maintained in Contributor’s books and records.  The Contributor shall afford to the Operating Partnership access to the Contributor’s books and records related to each claim and shall furnish the Operating Partnership with such financial and operating data and other information regarding each such claim as the

Operating Partnership may from time to time reasonably request, to the extent maintained in the Contributor’s books and records.

2.7.4On or before Closing, the Contributor will pay all amounts owed to any creditors or other persons and entities that otherwise possess any lien on or to the Contributed Assets arising from the ownership or operation of the Property by the Contributor prior to the Closing.  If the creditor holds or obtains a lien on the Contributed Assets, then the following shall apply:
(a)The Contributor, on written notice given by the Operating Partnership to the Contributor, shall pay such monies arising from the ownership or operation of the Property by the Contributor prior to the Closing required to obtain the release of any lien on the property.
(b)In the event of default by the Contributor as to the foregoing, the Operating Partnership, on written notice given by the Operating Partnership to the Contributor, shall have the right to pay for the same and/or obtain the release of lien, if any, and receive a credit toward the Total Consideration at Closing.
2.8Consideration and Exchange of Series T Limited Units.  Subject to this Section, the Operating Partnership shall, in exchange for the Property, the Contributed Assets, the Assumed Liabilities and the Assumed Agreements, transfer to the Contributor consideration equal to the Contributor’s “Total Consideration” as indicated on Exhibit D.  The transfer of the Series T Limited Units to the Contributor shall be evidenced by an amendment (the “Amendment”) to the OP Agreement as determined by the Operating Partnership which shall be consistent in all material respects with the process as agreed upon with all other third party contributors.  The parties shall take such additional actions and execute such additional documentation as may be required by such party’s operating agreement and the OP Agreement in order to effect the transactions contemplated hereby.
2.9Treatment as Contribution.  The transfer, assignment and exchange effectuated pursuant to this Agreement shall constitute a “capital contribution” to the Operating Partnership and is intended to be governed by Section 721(a) of the Code, and the Contributor hereby consents to such treatment.
2.10Allocation of Total Consideration.  The Total Consideration shall be allocated as set forth in Schedule 2.10.  The Operating Partnership and the Contributor agree to (i) be bound by the allocation, (ii) act in accordance with the allocation in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review or tax litigation relating thereto and (iii) take no position and cause their affiliates that they control to take no position inconsistent with the allocation for income tax purposes.
2.11Terms of Series T Limited Units.  The Series T Limited Units shall be entitled to cash distributions according to Exhibit D and may be converted to Common Limited Units pursuant to the OP Agreement and on terms set forth therein and in Exhibit D. The Contributor acknowledges that the Series T Limited Units will be converted into Common Limited Units pursuant to the terms in the OP Agreement beginning 36 months, or at the option of the Contributor, up to 48 months, after the Closing, and will be valued as set forth on Exhibit D. The Contributor acknowledges that the assigned value upon conversion may be higher or lower than the initial valuation depending on the information imputed into the formula set forth on Exhibit D.
2.12Term of Agreement.  If the Closing does not occur by the Closing Date, this Agreement shall be deemed terminated and shall be of no further force and effect and neither the Operating Partnership nor the Contributor shall have any further obligations hereunder except as specifically set forth herein.
2.13Management Company.  The Operating Partnership and the Contributor shall jointly select a management company to manage the Property. Neither the Operating Partnership nor the selected management company shall be liable to the Contributor for, and the Contributor hereby waives, any claims, damages or losses incurred under any theory of liability as a result of, arising out of, in connection with, or related to the management company’s management and operation of the Property or the Property’s performance after the Closing Date.
2.14Risk of Loss.  The risk of loss relating to the Contributor’s Property prior to Closing shall be borne by the Contributor.  If, prior to the Closing, the Property is partially or totally destroyed or damaged by fire or other casualty, or is taken by eminent domain or through condemnation proceedings, then the Operating Partnership may, at its option, so long as the cost of repairing such destruction or damage is in the reasonable judgment of the Operating

Partnership in excess of $75,000 (the “Maximum Per Property Total Consideration Adjustment”), determine not to acquire the Property if it has been partially or totally destroyed, damaged or taken (with an adjustment to the Contributor’s Total Consideration as indicated on Exhibit D).  After the occurrence of any such casualty or condemnation affecting the Property, the Operating Partnership may also, at its option within 10 days after the Operating Partnership is notified of any such casualty or condemnation, elect to (a) acquire the Property and (b) direct the Contributor to pay or cause to be paid to the Operating Partnership upon or following the Closing any sums collected by the Contributor, if any, under any policies of insurance, if any, or award proceeds relating to such casualty or condemnation (to the extent that the Contributor has not applied such sums or proceeds to the restoration of the Property or otherwise to address the impacts of such casualty or condemnation) and otherwise assign to the Operating Partnership upon or following the Closing all rights of the Contributor to collect such sums as may then be uncollected, and/or to the extent available to the Contributor, adjust or settle any insurance claim or condemnation proceeding, which the Contributor has not adjusted or settled prior to the Closing.  Under such circumstances, the Contributor’s Total Consideration shall be reduced by the amount of (i) any deductibles under the applicable insurance policies or award with respect to the Property contributed at Closing and (ii) half of the amount of any uninsured casualty or loss with respect to the Property contributed at Closing.  Insurance on the transferred Property shall be cancelled as of 12:01 a.m.  local time at the Property after the Closing Date, and thereafter the Operating Partnership shall be solely responsible for all risk of loss relating to the Property.  In the event that this Agreement is terminated by the Operating Partnership as provided above, the Earnest Money shall be returned in full to the Operating Partnership and neither party shall have any further duties or obligations to the other, except for any obligations expressly surviving the termination of this Agreement.

2.15Escrow.  Escrow shall be opened by the Operating Partnership with First American Title Company (the “Closing Agent”) upon execution of this Agreement by both parties.  The Operating Partnership will deposit an earnest money deposit of $250,000 (the “Earnest Money”) which shall be applied to the cash payable by the Operating Partnership at the Closing.  A copy of this fully-executed Agreement will be delivered to the Closing Agent by the Operating Partnership and will serve as escrow instructions together with any additional instructions required by the Contributor and/or the Operating Partnership or their respective counsels.  The Contributor and the Operating Partnership agree to cooperate with the Closing Agent and sign any additional instructions reasonably required by the Closing Agent to close escrow.  If there is any conflict between any other instructions and this Agreement, this Agreement shall control.  Notwithstanding anything else herein, in all events, the sum of $100.00 (the “Independent Consideration”), which sum has been bargained for and agreed to as consideration for Contributor’s execution and delivery of this Agreement, will be payable to the Contributor out of the Earnest Money, even if this Agreement is terminated under its express provisions.  The Independent Consideration is independent of all other consideration provided in this Agreement, and is nonrefundable in all events.  The Operating Partnership and Contributor stipulate that the Independent Consideration is sufficient consideration to support this Agreement notwithstanding the Operating Partnership’s rights to terminate this Agreement as set forth herein.
2.16Title.  Within 3 business days after the Effective Date, the Contributor shall, at its sole expense, order the Preliminary Title Report from First American Title Insurance Company (the “Title Company”).  Copies of all documents referred to in Schedule B of the Preliminary Title Report must be attached to the Preliminary Title Report or otherwise delivered to the Operating Partnership.  The Operating Partnership shall have until 11:59 pm local time at the Property on the later of (i) 15 days prior to the expiration of the Due Diligence Period and (ii) 5 days after the date which the Operating Partnership receives the Preliminary Title Report (the “Title Exam Deadline”) to examine title and make any objections thereto and making of requests for specific endorsements, said objections or requests (“Objections”) to be made in writing or deemed waived.  If any Objections are so made, the Contributor shall within 5 business days after receipt of the Operating Partnership’s Objections (the “Contributor’s Cure Period”) respond to the Operating Partnership in writing whether the Contributor shall attempt to cure such Objections or decline to cure any Objection.  If the Contributor shall decide to make no efforts or shall be unwilling to attempt to cure, remove, or obtain insurable title over the Operating Partnership’s Objections, the Operating Partnership may, by the later of the end of the Due Diligence Period or within 5 days after the expiration of the Contributor’s Cure Period, by notice to the Contributor, either (a) waive its Objections and proceed to Closing, or (b) terminate this Agreement by notice to the Contributor and receive a full return of the Earnest Money.  Following the Title Exam Deadline, Operating Partnership may, within 2 Business Days of receipt of any updates to the Preliminary Title Report notify Contributor in writing of any additional objections as to any title exceptions first disclosed in an update to the Preliminary Title Report delivered to Operating Partnership following the Title Exam Deadline (a) that would have a materially adverse effect on the value of the Property and (b) that were not disclosed on the initial Preliminary Title Report issued by the

Title Company.  With respect to any objections to title set forth in such notice, Contributor shall have the same option to cure and Operating Partnership shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Operating Partnership before the expiration of the Title Exam Deadline.  If Contributor elects to attempt to cure any such matters, the date for Closing may be extended, if necessary, by a reasonable period of time to effect such a cure not to exceed 30 days.

2.17Due Diligence Period.
2.17.1The Operating Partnership.  Within 3 business days after the Effective Date, the Contributor shall (i) deliver to the Operating Partnership due diligence documents as requested by the Operating Partnership (the “Due Diligence Documents”).  The Operating Partnership shall have until 11:59 pm EST on the date which is 21 days following the later of (i) the Effective Date or (ii) the date which the Operating Partnership receives the Due Diligence Documents requested by the Operating Partnership on or before August 28, 2020 (the “Due Diligence Period”) to review the Due Diligence Documents.  During the Due Diligence Period, the Operating Partnership may cancel this Agreement for any reason or no reason by delivering a cancellation notice to the Contributor and Closing Agent on or before the expiration of the Due Diligence Period and the Earnest Money shall be immediately returned in full to the Operating Partnership and neither party shall have any further duties or obligations to the other hereunder (except for any obligation expressly surviving the termination of this Agreement).  If the Operating Partnership does not notify the Contributor and Closing Agent in writing, signed only by Norman H. Leslie or David R. Durell, on or before the expiration of the Due Diligence Period that the Operating Partnership is satisfied with the Due Diligence Period (the “Satisfaction Notice”), the Operating Partnership will be deemed to have exercised its right of termination and this Agreement will terminate and the Earnest Money shall be immediately returned in full to the Operating Partnership and neither party shall have any further duties or obligations hereunder (except for any obligation expressly surviving the termination of this Agreement).  Notwithstanding anything herein to the contrary, if, after the end of the Due Diligence Period, any new matters arise which were not disclosed in the Due Diligence Documents and such matters materially or adversely affect the Property or render incomplete or inaccurate any of the Due Diligence Documents or if any new matters appear on updates to the Preliminary Title Report (an “Adverse Change”), the Operating Partnership shall have 5 business days from notice of the Adverse Change (the “Adverse Change Review Period”) to review and to accept or reject the Adverse Change.  The Operating Partnership may cancel this Agreement during the Adverse Change Review Period if any Adverse Change is not acceptable to the Operating Partnership.  If this Agreement is so terminated, the Earnest Money shall be returned immediately returned in full to the Operating Partnership and neither party shall have any further duties or obligations to the other hereunder (except for any obligation expressly surviving the termination of this Agreement).
2.17.2The Contributor.  Within three (3) Business Days after the Effective Date, the Operating Partnership shall deliver to the Contributor the Confidential Private Placement Memorandum and all related documents (collectively, the “Offering Documents”) of the Operating Partnership.  The Contributor shall have 14 days after receipt of the Offering Documents to review the Offering Documents (the “Offering Review Period”).  During the Offering Review Period, the Contributor may cancel this Agreement for any reason by delivering a cancellation notice to the Operating Partnership and Closing Agent on or before the expiration of the Offering Review Period and neither party shall have any further duties or obligations to the other hereunder (except for any obligation expressly surviving the termination of this Agreement).
2.17.3Access by the Operating Partnership.  The Contributor will permit the Operating Partnership and its representatives to make a full business, financial, accounting, and legal review of the Property and the Contributor’s tax returns to the extent the Operating Partnership deems necessary (the “Due Diligence Review”).
(a)Such right will include the right to monitor the sales and operations of the Property from and after the Effective Date.
(b)The Contributor will take all reasonable steps necessary to cooperate with the Operating Partnership in undertaking the Due Diligence Review.
(c)No claim for a failure of a condition or a breach of any representation or warranty, covenant or other obligation of Contributor under this Agreement or any Closing Document executed by Contributor (“Contributor Liabilities”) shall be actionable or payable if the failure or breach in question constitutes or results from (i) a condition, state of facts or other matter that was disclosed in the Due Diligence Documents or otherwise actually known to Norman H. Leslie or David R. Durell prior to the expiration of the Due Diligence Period, or (ii) a condition, state of facts or other matter which was actually known to Norman H. Leslie or David R. Durell prior to Closing and the Operating Partnership proceeds with the Closing.

(d)During the Due Diligence Period, the Contributor’s primary point of contact will be Charles Patel (the “Contributor Point of Contact”).
(e)The Contributor’s obligation to provide information to the Operating Partnership will continue through the Closing even if the Due Diligence Period has ended, provided that the Satisfaction Notice has been provided timely.
3.Closing.
3.1Conditions Precedent.  The obligations of the Operating Partnership to effect the transactions contemplated hereby shall be subject to the following conditions precedent:
3.1.1The representations and warranties of the Contributor contained in this Agreement shall have been true and correct in all material respects on the date such representations and warranties were made and on the Closing Date as if made at and as of such date;
3.1.2The obligations of the Contributor contained in this Agreement to be performed by Contributor shall have been duly performed on or before the Closing Date, including without limitation, the Contributor’s obligations to deliver the Closing deliveries set forth in Section 3.3, and the Contributor shall not have breached any of its covenants contained herein in any material respect;
3.1.3Concurrently with the Closing, the Contributor shall have executed and delivered to the Operating Partnership the documents required to be delivered pursuant to Section 3.3;
3.1.4The Operating Partnership shall have obtained any consents or approvals of any Governmental Entity or third parties (including, without limitation, any lenders and lessors) required to consummate the transactions contemplated hereby;
3.1.5No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that prohibits the consummation of the transactions contemplated hereby, and no litigation or governmental proceeding seeking such an order shall be pending, threatened or reasonably foreseeable;
3.1.6The Title Company shall be irrevocably committed to issue an ALTA standard owner’s policy of title insurance (in current form) with coverage for the Property acceptable to the Operating Partnership in its sole and absolute discretion, insuring fee simple to all real property and improvements comprising the Property in the name of the Operating Partnership (or a subsidiary thereof, as the Operating Partnership may designate), subject only to the Permitted Liens (the “Title Policy”).  Operating Partnership may request that the Title Policy include extended coverage  and such endorsements thereto as the Operating Partnership may reasonably request (including, without limitation, non-imputation endorsements and deletion of creditors’ rights), provided that Operating Partnership  shall satisfy itself prior to the expiration of the Due Diligence Period that the Title Company will be willing to issue such extended coverage and endorsements at Closing.
3.1.7There shall not have occurred between the Effective Date and the Closing Date any material adverse change in any of the assets or prospects of operation of the Property, taken as a whole.
3.1.8If necessary, the Contributor shall make all reasonable and good faith efforts to cooperate with and provide assistance to the Operating Partnership and its third party auditor in complying with the Company’s reporting requirements to the Securities and Exchange Commission, including without limitation, any 3-05 Audit as described on Schedule 3.1.8.
3.1.9This Agreement is conditioned on the Operating Partnership assuming or replacing the Contributor’s current mortgage loan.  If, after making a good faith effort, the Operating Partnership is unable to assume or replace such loan under terms acceptable to the Operating Partnership, in the Operating Partnership’s sole discretion, at any point prior to the Closing Date, the Operating Partnership will give notice of such inability to the Contributor and notwithstanding anything herein to the contrary, the Operating Partnership shall have the right to terminate this Agreement and, on giving notice of such election to the Contributor, the Operating Partnership will immediately receive a refund of the Earnest Money in full termination of the Agreement.

3.1.10The Operating Partnership shall have entered into a new franchise agreement under term of years acceptable to the Operating Partnership, in the Operating Partnership’s reasonable discretion (the “Franchise Agreement”).

Any or all of the foregoing conditions may be waived by the Operating Partnership in its sole and absolute discretion.

3.2Time and Place.  The closing date on the Operating Partnership’s acquisition of the Property shall be upon (i) the expiration of the Due Diligence Period (the “Closing” or the “Closing Date” as the context may require) or (ii) the expiration of the Contributor’s Cure Period, unless extended in accordance with the Adverse Change Review Period pursuant to Section 2.17.1.  However, the Closing Date may be earlier upon the mutual agreement of the parties.  The Closing Date may be extended for two 30 day periods at no cost as necessary or helpful to complete negotiations and/or execute agreements with third parties as required for Closing.
3.3Closing Deliveries.  At the Closing, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, the legal documents and other items (collectively the “Closing Documents”) necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith, which Closing Documents and other items shall include, without limitation, the following:
3.3.1The Contribution and Assumption Agreement in the form attached hereto as Exhibit B;
3.3.2A duly executed and notarized special warranty deed (the “Deed”), in the form provided for under the law of the State of Colorado and otherwise in conformity with the custom in the jurisdiction where the Property is located and in form and substance satisfactory to the Operating Partnership, as required by Title Company in order to issue the Title Policy subject only to the Permitted Liens;
3.3.3The OP Agreement;
3.3.4The Amendment evidencing the transfer of Series T Limited Units to the Contributor;
3.3.5The Contributor shall deliver all books and records, title insurance policies, leases, lease files, contracts, stock certificates, original promissory notes, and other indicia of ownership or interest with respect to the Property which are in the Contributor’s possession or which can be obtained through the Contributor’s reasonable efforts along with appropriate evidence of the Contributor’s assignment thereof;
3.3.6An affidavit from the Contributor, stating under penalty of perjury, the Contributor’s United States Taxpayer Identification Number and that the Contributor is not a foreign person pursuant to Section 1445(b)(2) of the Code and a comparable affidavit satisfying any applicable federal and state law and Section 4.2.8 and any other withholding requirements;
3.3.7The Contributor shall deliver a beneficiary’s statement or other evidence satisfactory to the Operating Partnership in its sole discretion confirming the outstanding principal balance and term of the Existing Loan to be assumed by the Operating Partnership;
3.3.8The Contributor shall deliver any other documents reasonably requested by the Operating Partnership or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Contributor’s Property (subject to the Permitted Liens) and effectuate the transactions contemplated hereby, including, without limitation, and only to the extent applicable, deeds, assignments of ground leases, air space leases and space leases, bills of sale, assignments, and all state and local transfer tax returns and any filings with any applicable governmental jurisdiction in which the Operating Partnership is required to file its partnership documentation or the recording of the Contribution and Assumption Agreement or Deed or other Property transfer documents as required;

3.3.9If requested by the Operating Partnership, a certified copy of all appropriate corporate resolutions or partnership actions authorizing the execution, delivery and performance by the Contributor of this Agreement, any related documents and the documents listed in this Section 3.3;
3.3.10The Contributor shall deliver to the Operating Partnership possession of the Property;
3.3.11The Operating Partnership, on the one hand, and the Contributor, on the other hand, shall provide to the other a certification regarding the accuracy of each of their respective representations and warranties herein and in this Agreement as of such date;
3.3.12The Contributor shall deliver an affidavit as may be required by the Title Company to delete from the Title Policy the mechanics’ lien exceptions and to issue mechanics’ lien title endorsements as may be reasonably required by the Operating Partnership;
3.3.13Closing Statements detailing all prorations and adjustments;
3.3.14A duly executed Non-Competition and Non-Solicitation Agreement;
3.3.15The Contributor shall deliver an Assignment of Warranties, in the form as attached hereto and incorporated herein as Exhibit C.
3.4Closing Costs.  Subject to Section 2.14, the Operating Partnership shall be responsible for (i) reassessments, (ii) escrow charges, (iii) the cost of any endorsements to the Owner’s Title Policy, including costs of extended coverage or other modifications for the Owner’s Title Policy which the Operating Partnership shall require, (iv) all costs associated with any new Property Reports obtained by the Operating Partnership; (v) any recording taxes or fees; (vi) any documentary or other transfer taxes; (vii) any fees related to the Operating Partnership’s assumption of the Existing Loan, if any, (viii) the cost of scheduling, ordering and providing the Operating Partnership an approved change of ownership PIP, and (ix) all costs relating to the issuance of the Franchise Agreement.  The Contributor shall be responsible for (i) the cost of the basic coverage Owner’s Title Policy (without extended coverage) obtained by the Operating Partnership, (ii) all costs associated with an updated title commitment/search, (iii) any withholding taxes required to be paid and/or withheld in respect of the Contributor at Closing as a result of the Contributor’s tax status.  Each party will pay its own attorneys’ fees for this transaction.
4.Representations and Warranties and Indemnities.
4.1Representations and Warranties of the Operating Partnership.  The Operating Partnership hereby represents and warrants to the Contributor that:
4.1.1Organization; Authority.  The Operating Partnership has been duly formed and is validly existing under the laws of the jurisdiction of its formation and is and at the Closing shall be treated as a “partnership” for federal income tax purposes, and has all requisite power and authority to enter this Agreement, each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby, and own, lease or operate its property and to carry on its business as described in the Offering Documents and, to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.
4.1.2Due Authorization.  The execution, delivery and performance of this Agreement by the Operating Partnership has been duly and validly authorized by all necessary action of the Operating Partnership.  This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership, each enforceable against the Operating Partnership in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.
4.1.3Consents and Approvals.  Assuming the accuracy of the representations and warranties of the Contributor and the accuracy of the representations and warranties contained in the Subscription Agreement and this Agreement, no consent, waiver, approval or authorization of any third party or governmental authority or agency is required to be obtained by the Operating Partnership in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except any of the foregoing that shall have been satisfied prior to the Closing Date and except for those consents, waivers and approvals or authorizations, the failure of which to obtain would not have a material adverse effect on the Operating Partnership.

4.1.4Partnership Matters.  The Series T Limited Units which will be part of the Total Consideration, have been, or will as of the Closing be issued and delivered in accordance with the terms of this Agreement for the consideration described herein, will be duly and validly issued, and Contributor shall acquire good and valid title to the Series T Limited Units free of any Liens other than any Liens arising through the Contributor.
4.1.5Non-Contravention.  Assuming the accuracy of the representations and warranties of the Contributor made hereunder, none of the execution, delivery or performance of this Agreement, any agreement contemplated hereby and the consummation of the contribution transactions contemplated hereby and thereby will (a) result in a default (or an event that, with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in any loss of any material benefit, pursuant to any material agreement, document or instrument to which the Operating Partnership or any of its properties or assets may be bound, or (b) violate or conflict with any judgment, order, decree or law applicable to the Operating Partnership or any of its properties or assets; provided in the case of (a) and (b), unless any such default, violation or conflict would not have a material adverse effect on the Operating Partnership.
4.1.6Tax Status of the Operating Partnership. The Operating Partnership has at all times during its existence been properly treated as a partnership for federal income tax purposes and not as an association or publicly traded partnership taxable as a corporation for such purposes. Each subsidiary of the Operating Partnership has at all times during its existence been properly treated as either a “disregarded entity” or a partnership for federal income tax purposes and not as an association or publicly traded partnership taxable as a corporation for such purposes.
4.1.7Disclosure  Neither this Agreement (including all the exhibits and schedules hereto) nor any other statements or certificates made or delivered in connection with the offering or issuance of the Series T Limited Units pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.
4.1.8No Outside Reliance. Notwithstanding anything contained in this Agreement or the Closing Documents to the contrary, Operating Partnership acknowledges and agrees that the Contributor has not made, and is not making, any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the Contributed Assets. Except as otherwise expressly set forth in this Agreement, the Operating Partnership understands and agrees that any and all Contributed Assets are furnished “as is”, “where is” and, subject only to the representations and warranties contained in this Agreement or any Closing Document, with all faults and without any other representation or warranty of any nature whatsoever.
4.1.9No Brokers.  Neither the Operating Partnership nor any of its officers, directors or employees, to the extent applicable, has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Contributor or any of its affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by the Agreement.  The Operating Partnership shall indemnify, defend and hold the Contributor harmless from and against any other broker’s commission or finder’s fee and other claims asserted by any person claiming a broker’s commission or finder’s fee concerning this Agreement or the purchase and sale of the Property.  The terms and conditions of this Section shall survive Closing.
4.1.10Insurance.  The Operating Partnership agrees that prior to entering the Property to conduct any inspection, the Operating Partnership, its engineers, architects, employees, contractors, consultants, representatives and agents (collectively, the “Operating Partnership Parties”) shall obtain, maintain and deliver evidence satisfactory to Contributor thereof, at no cost or expense to Contributor, (1) commercial general liability insurance from an insurer reasonably acceptable to Contributor in at least the amount of $3,000,000 with combined single limit for personal injury or property damage per occurrence of at least $1,000,000, personal and advertising injury in at least the amount of $1,000,000 including a General Aggregate of at least $1,000,000, and (2) umbrella/excess liability in an amount of not less than $2,000,000 excess of the underlying commercial general, auto and employer liability insurance, such policies to name Contributor, which insurance shall provide coverage against any claim for personal injury or property damage caused by Operating Partnership or any Operating Partnership Parties.

4.2Representations and Warranties of the Contributor.  The Contributor represents and warrants to the Operating Partnership, which representations and warranties are true and correct as of the Effective Date and will be true and correct as of the date of Closing:
4.2.1Knowledge Parties.  Charles and Michael Patel are owners of the Contributor who are appropriately positioned to provide knowledge of the representations and warranties set forth herein, and no other individuals exist that have such knowledge.
4.2.2Organization; Authority; Qualification.  The Contributor is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.  The Contributor has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable law, is qualified to do business and is in good standing in the State of Colorado.
4.2.3Due Authorization.  The execution, delivery and performance of the Agreement by the Contributor has been or as of the Closing will be duly and validly authorized by all necessary action of the Contributor.  The Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Contributor pursuant to the Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Contributor, each enforceable against the Contributor in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.
4.2.4Consents and Approvals.  Except as shall have been satisfied prior to the Closing Date, no consent, waiver, approval or authorization of any third party or governmental authority or agency is required to be obtained by the Contributor in connection with the execution, delivery and performance of the Agreement and the transactions contemplated hereby, except for the consent of the Lenders, as contemplated by Section 2.7.1, and any consent required pursuant to the terms of the Franchise Agreement and for those consents, waivers, approvals or authorizations, the failure of which to obtain would not have a material adverse effect on the assets, business, financial condition and results of operation of the Property, taken as a whole (a “Material Adverse Effect”).
4.2.5Full Disclosure.  To Contributor’s Knowledge, this Agreement and the Due Diligence Documents furnished to the Operating Partnership in connection with the transactions contemplated by this Agreement neither contains any untrue statement of material fact nor omits to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
4.2.6Ownership of the Property; Contributed Assets.
(a)The Contributor is the sole owner of the Property, beneficially and of record, which on the Closing Date shall be free and clear of any Liens of any nature (other than the Permitted Liens) and has full power and authority to convey the Property, which on the Closing Date shall be free and clear of any Liens (other than the Permitted Liens).
(b)The Contributor is the sole owner of the Contributed Assets, beneficially and of record, free and clear of any Liens (other than the Permitted Liens) and has full power and authority to convey the Contributed Assets.  The Property, Contributed Assets, and Assumed Agreements constitute all assets, rights, interests, and property interests owned or held by the Contributor related to the Property.
(c)To Contributor’s Knowledge, except as disclosed in the Due Diligence Documents, Contributor has not been served with any written notice of intent to claim a mechanic’s Lien on the Property and states that all parties who have furnished labor or materials on or at the Property within the last 90 days whether for repair, improvement, or otherwise shall have been fully compensated and/or shall have provided a written release of any mechanic’s Lien on the Property as of the Closing Date.  Further, the Contributor has not contracted for nor is liable for obligations related to repairs, services, and other items that will not be paid in full at Closing, however, the Contributor will provide the Title Company with such documents requested by Title Company for the issuance of without the standard exception for liens.

4.2.7No Violation.  To Contributor’s Knowledge, subject to obtaining all required consents as provided in this Agreement, none of the execution, delivery or performance of the Agreement, any agreement contemplated thereby and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right adverse to the Contributor or the Operating Partnership of (a) the organizational documents, including the operating agreement, if any, of the Contributor, (b) any agreement, document or instrument to which the Contributor is a party or by which the Contributor, Property, or the Contributed Assets are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree, or require any approval, consent or waiver of, or make any filing with, any person or governmental or regulatory authority or foreign, federal, state, local or other law binding on the Contributor or by which the Contributor, or any of its assets or properties (including the Contributed Assets) are bound or subject; provided in the case of (b) and (c) above, unless any such violation, conflict, breach or default would not have a Material Adverse Effect.
4.2.8Non-Foreign Status.  The Contributor is a United States person (as defined in Section 7701(a)(30) of the Code) and is not a “foreign person” (within the meaning of Section 1445 of the Code), and is, therefore, not subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons, and is not subject to any state withholding requirements.  The Contributor will provide affidavits at the Closing to this effect as provided for in this Section 4.2.8.
4.2.9Withholding.  The Contributor shall execute at Closing such certificates or affidavits reasonably necessary to document the inapplicability of any United States federal or state withholding provisions, including without limitation those referred to in Section 4.2.8.  If the Contributor fails to provide such certificates or affidavits, the Operating Partnership may withhold a portion of any payments otherwise to be made to the Contributor as required by the Code or applicable state law.
4.2.10Investment Purposes.  The Contributor acknowledges its understanding that the offering and issuance of the Series T Limited Units to be acquired pursuant to the Agreement are intended to be exempt from registration under the Securities Act of 1933, as amended and the rules and regulations in effect thereunder (the “Act”) and that the Operating Partnership’s reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties of the Contributor contained herein.  In furtherance thereof, the Contributor represents and warrants to the Operating Partnership as follows:
(a)Investment.  The Contributor is acquiring the Series T Limited Units solely for its own account for the purpose of investment and not as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution of any thereof.  The Contributor agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (hereinafter, “Transfer”) any of the Series T Limited Units, except as set forth in the OP Agreement, unless (i) the Transfer is pursuant to an effective registration statement under the Act and qualification or other compliance under applicable blue sky or state securities laws, or (ii) counsel for the Contributor (which counsel shall be reasonably acceptable to the Operating Partnership) shall have furnished the Operating Partnership with an opinion, reasonably satisfactory in form and substance to the Operating Partnership, to the effect that no such registration is required because of the availability of an exemption from registration under the Act and qualification or other compliance under applicable blue sky or state securities laws, and (iii) the Transfer is permitted pursuant to the OP Agreement.  The term “Transfer” shall not include any redemption of the Series T Limited Units or exchange of the Series T Limited Units for REIT Shares pursuant to Section 9.4 of the OP Agreement.  Notwithstanding the foregoing, no Transfer shall be made unless it is permitted under the OP Agreement.
(b)Knowledge.  The Contributor is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer imposed by the Federal securities laws and as described in the Agreement.  The Contributor is able to bear the economic risk of holding the Series T Limited Units for an indefinite period and is able to afford the complete loss of its investment in the Series T Limited Units; the Contributor has received and reviewed all information and documents about or pertaining to the Company, the

Operating Partnership, the business and prospects of the Operating Partnership and the issuance of the Series T Limited Units as the Contributor deems necessary or desirable, has had cash flow and operations data for the Property made available by the Operating Partnership upon request and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the Operating Partnership, the Property, the business and prospects of the Operating Partnership and the Series T Limited Units which the Contributor deems necessary or desirable to evaluate the merits and risks related to its investment in the Series T Limited Units and to conduct its own independent valuation of the Property.

(c)Holding Period.  The Contributor acknowledges that it has been advised that (i) the Series T Limited Units must be held for 12 months and may have to be held indefinitely thereafter, and the Contributor must continue to bear the economic risk of the investment in the Series T Limited Units (and any Common Stock that might be exchanged therefor), unless they are subsequently registered under the Act or an exemption from such registration is available (it being understood that the Operating Partnership has no intention of so registering the Series T Limited Units) and (ii) a notation shall be made in the appropriate records of the Operating Partnership indicating that the Series T Limited Units are subject to restrictions on transfer.
(d)Accredited Investor.  The Contributor is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Act).  The Contributor has previously provided the Operating Partnership with a duly executed Accredited Investor Questionnaire.  No event or circumstance has occurred since delivery of such questionnaire to make the statements contained therein false or misleading.
4.2.11No Brokers.  Neither the Contributor nor any of the Contributor’s respective officers, directors or employees, to the extent applicable, has employed or made any agreement with any broker, finder or similar agent or any person or firm other than Marcus and Millichap, as to which Contributor shall be solely responsible and for which Contributor shall only compensate for real estate advice, and which will not result in any obligation of the Operating Partnership or any of its affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by the Agreement.  The Contributor shall indemnify, defend and hold the Operating Partnership harmless from and against any other broker’s commission or finder’s fee and other claims asserted by any person claiming a broker’s commission or finder’s fee concerning this Agreement or the purchase and sale of the Property.  The terms and conditions of this Section 4.2.11 shall survive Closing.
4.2.12Solvency.  The Contributor will be solvent immediately following the transfer of the Property and the Contributed Assets to the Operating Partnership.
4.2.13Taxes.  No tax lien or other charge exists or will exist upon consummation of the transactions contemplated hereby with respect to the Property, except such tax liens for which the tax is not delinquent and has been properly reserved for payment by the Contributor.  The copies of the real property tax bills for the Property for the current tax year which have been furnished or made available to the Operating Partnership are true and correct copies of all of the tax bills for such tax year actually received by the Contributor or the Contributor’s agents for the Property.  For federal income tax purposes, the Contributor is, and at all times during its existence has been either (i) a partnership or limited liability company taxable as a partnership (rather than an association or a publicly traded partnership taxable as a corporation) or (ii) a disregarded entity.  The Contributor has timely and properly filed all Tax Returns relating to Other Taxes required to be filed by it and has timely paid all Other Taxes required to be paid by it.  The Contributor has not requested any extension of time or agreed to any extension of the applicable statute of limitations within which to file any pending Tax Return relating to Other Taxes.  None of the Tax Returns relating to Other Taxes filed by the Contributor is the subject of a pending or ongoing audit, and no federal, state, local or foreign taxing authority has asserted any tax deficiency or other assessment against the Property.
4.2.14Litigation or Insolvency Proceedings.  Except as disclosed to Operating Partnership in the Due Diligence Documents, there is no Action, litigation, claim or other proceeding, either judicial or administrative (including, without limitation, any governmental action or proceeding), pending or, to the Contributor’s Knowledge, threatened or reasonably anticipated in the last 12 months, against the Property, the Contributor, or the Contributed Assets or that would reasonably be expected to adversely affect the Contributor’s ability to consummate the transactions contemplated hereby.  The Contributor is not bound by any outstanding order, writ, injunction or decree of any court, Governmental Entity or arbitration against or affecting all or any portion of its Property or the Contributed Assets, which in any such case would impair the Contributor ability to enter into and perform all of its obligations under the Agreement or would have a Material Adverse Effect.  The Contributor is not involved in any proceeding by or against the Contributor in any court under the Bankruptcy Code or any other insolvency or debtor’s relief act, whether state or federal, or for the appointment of a trustee, receiver, liquidator, assignee, or other similar official of the Contributor or the Contributor’s property.

4.2.15Compliance With Laws.  To the Contributor’s Knowledge, the Property has been maintained or operated and on the Effective Date are, and as of the Closing Date will be, in compliance in all material respects with all applicable laws, ordinances, rules, regulations, codes, orders and statutes (including, without limitation, those currently relating to fire safety, conservation, parking, the Occupational Safety and Health Act, the Americans with Disabilities Act, zoning and building laws) whether federal, state or local, foreign.  The Contributor has not received written notice of any violation of any laws, ordinances or regulations from any governmental or regulatory authority with respect to the Property that has not been corrected.
4.2.16Eminent Domain.  To the Contributor’s Knowledge there is no existing or proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding, in respect of all or any material portion of the Property.
4.2.17Licenses and Permits.  To the Contributor’s Knowledge, all notices, licenses, permits, certificates (including certificates of occupancy), rights, privileges, franchises and authority required in connection with the construction, use, occupancy, management, leasing and operation of the Property has been obtained and are in full force and effect, are in good standing, except for those licenses, permits and certificates, the failure of which to obtain or maintain in good standing, would not have a Material Adverse Effect on the Property.
4.2.18Real Property.
(a)Except as disclosed in the Due Diligence Materials, neither the Contributor nor any other party to any material agreement affecting the Property, has given to the Contributor or, to the Contributor’s Knowledge, received any notice of any uncured default with respect to any material agreement affecting the Property which would have a material adverse effect on the Property, and, no event has occurred or, to the Contributor’s Knowledge, is threatened, which through the passage of time or the giving of notice, or both, would constitute a default thereunder which would have a material adverse effect on the Property or would cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any Property, except for Permitted Liens.  To the Contributor’s Knowledge, such agreements are valid and binding and in full force and effect, have not been amended, modified or supplemented since such time as such agreements were made available to the Operating Partnership, except for such amendments, modifications and supplements delivered or made available to the Operating Partnership.
(b)To the Contributor’s Knowledge, the Contributor owns fee title to the Property as described in the Preliminary Title Report and has insurable fee simple title to the Property.
4.2.19Environmental Compliance.  To the Contributor’s Knowledge, the Property is currently in compliance with all Environmental Laws and Environmental Permits.  The Contributor has not received any written notice from the United States Environmental Protection Agency or any other federal, state, county or municipal entity or agency that regulates Hazardous Materials or public health risks or other environmental matters or any other private party or Person claiming any violation of, or requiring compliance with, any Environmental Laws or Environmental Permits or demanding payment or contribution for any Release or other environmental damage in, on, under, or upon the Property.  To Contributor’s Knowledge, no investigation or litigation with respect to Hazardous Materials located in, on, under or upon the Property is pending or has been threatened in the last 12 months by any Governmental Entity or any third party.  To the Contributor’s Knowledge, and except as disclosed in the Due Diligence Materials, no environmental conditions exist at, on, under, upon or affecting the Property or any portion thereof that would reasonably be likely to result in any material claim, liability or obligation under any Environmental Laws or Environmental Permit or any material claim by any third party.
4.2.20Trademarks and Tradenames; Proprietary Rights.
(a)There are no actions or other judicial or administrative proceedings against the Contributor, or the Property pending or, to the Contributor’s Knowledge, threatened or reasonably anticipated in the last 12 months, that concern any copyrights, copyright application, trademarks, trademark registrations, trade names, service marks, service mark registrations, trade names and trade name registrations or any trade secrets being transferred to the Operating Partnership hereunder (the “Proprietary Rights”) and that, if adversely determined, would have a Material Adverse Effect.  There are no patents or patent applications relating to the operations of the Property as conducted prior to the Closing.

(b)To the Contributor’s Knowledge, the current use of the Proprietary Rights does not conflict with, infringe upon or violate any copyright, trade secret, trademark or registration of any other person.
(c)The Contributor agrees that from and after the Closing Date, subject to the provisions of the Franchise Agreement or other agreement with the registered owner of such name, the Operating Partnership shall have all of the Contributor’s right to use in or in connection with the conduct of any business (i) Courtyard by Marriott Denver-Aurora (the “Name”) or (ii) any part or portion of the Name, either alone or in combination with one or more other words.  After the Closing Date, the Contributor agrees that it will not use the Name directly or indirectly, either alone or in combination with one or more other words, in or in connection with any business, activities, or operations that the Contributor directly or indirectly may carry on or conduct.
4.2.21Condition of Property.
(a)To the Contributor’s Knowledge, there is no material defect in the structural condition of the Property, the roof thereon, the improvements thereon, the structural elements thereof and the mechanical systems thereon (including, without limitation, all HVAC, plumbing, electrical, elevator, security, utility, sprinkler and safety systems), nor any material damage from casualty or other cause, nor any soil condition of the Property that will not support all of the improvements thereon without the need for unusual or new subsurface excavations, fill, footings, caissons or other installations, except for any such defect, damage or condition that has been corrected or will be corrected in the ordinary course of the business of the Property as disclosed as part of its scheduled annual maintenance and improvement program.  There are no outstanding citations issued by any health, building, or other governmental agency, under the Occupational Safety and Health Act and/or under the Americans with Disabilities Act having jurisdiction over the operation of the Fixtures and Personal Property.  To the Contributor’s Knowledge, there have been no alterations to the exteriors of any of the buildings or other improvements on the Property that would render any surveys or plans provided to the Operating Partnership materially inaccurate or otherwise reflect a material deficiency in title to such improvements.
(b)To the Contributor’s Knowledge, the Fixtures and Personal Property is presently operating and has been regularly maintained and will be in the same working condition in all material respects as of the Closing Date and there are no known defects that have not been disclosed to the Operating Partnership.
4.2.22Leases.  As used herein, the term “Leases” shall include all leases, licenses, tenancies, possession agreements and occupancy agreements related to the Property, and all references to “tenants” and “Tenants” hereunder shall include all tenants, licensees or parties in possession under any such documents.  There are no Leases in effect as of the Effective Date
4.2.23Tangible Personal Property.  The Contributor owns or leases all of the tangible personal property constituting Fixtures and Personal Property which is used in and necessary to the operation of the Property.  To the Contributor’s Knowledge, such Fixtures and Personal Property are free and clear of all Liens, other than Liens pursuant to the agreements pursuant to which such Fixtures and Personal Property are leased and Permitted Liens.
4.2.24Service Contracts.  There are no service or maintenance contracts affecting the Property which are not cancelable upon 30 days’ notice or less; true and correct copies of the service, equipment, franchise, operating, management, parking, supply, utility and maintenance agreements relating to the Property (the “Service Contracts”) have been made available to the Operating Partnership and the same are in full force and effect and have not been modified or amended except in the ordinary course of the applicable Contributor’s business.  To the Contributor’s Knowledge, no material event of default exists (which remains uncured) under any of the Service Contracts.  All prepaid Service Contracts being assigned have been fully paid by Contributor.
4.2.25Employees.  The Contributor has no employees and there are no employee benefit plans now in effect which are subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA),

as amended.  No individuals are employed by any of the Property and transactions contemplated by the Agreement will not result in any liability with respect to labor and employment matters but agrees to cause the following:

4.2.26Existing Loans.  Schedule 2.5 to the Disclosure Schedule and/or the Preliminary Title Report lists all secured loans presently encumbering the Property, and any unsecured loans to be assumed by the Operating Partnership or any subsidiary of the Operating Partnership at Closing and the respective balance of such loans as of the date the Agreement.  To the Contributor’s Knowledge, the Existing Loan Documents are in full force and effect as of the Effective Date.  To the Contributor’s Knowledge, no event of default or event that with the passage of time or giving of notice or both would constitute a material event of default has occurred as of the Effective Date under any of the Existing Loan Documents.  True and correct copies of the existing Loan Documents have been made available to the Operating Partnership.
4.2.27Real Property Taxes; Zoning.  Contributor has not received any written notification of any material new or increased general or special tax assessments for the Property except as may be disclosed in the Preliminary Title Report, as of the Effective Date, or as may be disclosed in the Title Policy as of the Closing.  The Property is assessed for real property tax through one tax bill and the Property is comprised of one or more independent tax lots.  The Contributor has not received any written notice (which remains uncured) from any governmental authority stating that the Property is currently violating any zoning, land use or other similar rules or ordinances in any material respect.
4.2.28Insurance.  The Contributor currently has in place public liability, casualty and other insurance coverage with reputable insurance companies with respect to the Property, as the case may be, in customary amounts for projects similar to the Property in the markets in which the Property is located but in an amount of no less than full replacement cost of the improvements and general liability insurance in a per occurrence amount of no less than $1,000,000 and aggregate claims amount of no less than $3,000,000 for each policy and shall maintain such coverage in full force and effect until the Closing, and in all cases substantially in compliance with the existing financing arrangements.  To the Contributor’s Knowledge, each of such policies is in full force and effect, and all premiums due and payable thereunder have been fully paid when due.  No written notice of cancellation, default or non-renewal has been received or to the Contributor’s Knowledge threatened with respect thereto.  There are no outstanding claims on the Contributor’s insurance policies relating to the Property or any portion thereof.
4.2.29Utilities.  All public utilities, including telephone, gas, electric power, sanitary and storm sewer and water, are available for connection at the boundaries of the Property; such utilities are adequate for the current use of the Property; and the means of ingress and egress, parking, access to public streets and drainage facilities are adequate for the current use of the Property.
4.2.30Competition.  Except for as provided on attached Exhibit E, the directors, managers, officers, and other owners, will not compete directly or indirectly with Property following the Closing Date; and, the names of directors, managers, officers, and the resident agent of the Contributor, together with each individual owner, are set forth on attached Exhibit E.
4.2.31OFAC.  The Contributor is not, nor will the Contributor become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and to Contributor’s Knowledge has not engage in any dealings or transactions or be otherwise with such person or entities.
4.2.32No Representations.  Except as expressly provided in this Agreement, the Contributor acknowledges that no representation or warranty has been made by the Company or the Operating Partnership with respect to the legal and tax consequences of the transfer of the Property, the Contributed Assets, the Assumed Liabilities and the Assumed Agreements to the Operating Partnership and the receipt of Series T Limited Units and the Total Consideration, as consideration therefor.  The Contributor further represents and warrants that it has not relied on the Operating Partnership or its affiliates, representatives, counsel or other advisors and its respective representatives for legal or tax advice and the Contributor acknowledges that it has not relied upon any other such representation or warranty with respect to legal and tax matters.

4.2.33Offset.  In the event the Operating Partnership believes that the Contributor failed to comply with the terms of this Section 4.2, the Operating Partnership shall notify the Contributor of such belief.  Upon such notice, he Parties agree to attempt to resolve the allegations of the Contributors’ failure to comply with the terms of this Section 4.2 by conducting good faith negotiations.  If the Parties are unable to settle the matter between themselves, the matter shall thereafter be referred to mediation.  The Parties shall jointly select and pay for a mediator.  If such mediation is unsuccessful the parties shall then proceed with the matter to binding arbitration, the fees and costs for which, including reasonable attorneys’ fees, shall be paid for by the Contributor in the event that the arbitrator rules that Contributor failed to comply with any of the terms of this Section 4.2 and by the Operating Partnership in the event the arbitrator rules that the Contributor fully complied with the terms of this Section 4.2.  Upon the final, complete and total resolution of mediation or arbitration, as applicable, the Operating Partnership shall be entitled to offset any final judgment in its favor against the Series T-Units by reducing the then outstanding contribution or conversion values of the Series T Units.
5.Indemnification.
5.1Survival of Representations and Warranties; Remedy for Breach.  All representations and warranties contained in Section 4.1 and 4.2 (as qualified by the Disclosure Schedule) or in any Schedule or certificate delivered pursuant hereto shall survive the Closing for a period of eighteen (18) months (the “Survival Period”).  Notice of any claim as to a breach of any representation or warranty must be made to Contributor in writing prior to the expiration of the Survival Period or it shall be deemed a waiver of Operating Partnership’s right to assert such claim.
5.2General Indemnification.
5.2.1The Contributor shall indemnify and hold harmless the Operating Partnership and its respective directors, officers, employees, agents, representatives and affiliates (other than the Contributor) (each of which is an “Indemnified Party”) from and against any and all claims, losses, damages, liabilities and expenses, including, without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative, judicial or administrative proceedings or appeals therefrom, and costs of attachment or similar bonds (collectively, “Losses”), asserted against, imposed upon or incurred by the Indemnified Party as a result of any material breach of a representation, warranty or covenant of the Contributor contained in this Agreement, from and after the Closing Date.
5.2.2The Contributor shall also indemnify and hold harmless the Indemnified Parties from and against any and all Losses asserted against, imposed upon or incurred by the Indemnified Parties in connection with or as a result of all fees and expenses of the Contributor in connection with the transactions contemplated by this Agreement, except as provided in Section 3.4.
5.2.3With respect to any claim of an Indemnified Party pursuant to Section 5.2.1, to the extent available, the Operating Partnership agrees to use diligent good faith efforts to pursue and collect any and all available proceeds under any insurance policy which covers the matter which is the subject of the indemnification prior to seeking indemnification from the Contributor until all proceeds, if any, to which the Operating Partnership or the Indemnified Party is entitled pursuant to such insurance policy have been exhausted; provided, however, that the Operating Partnership may make a claim under this Section 5.2 even if an insurance coverage dispute is pending, in which case, if the Indemnified Party later receives insurance proceeds with respect to any Losses paid by the Contributor for the benefit of any Indemnified Party, then the Indemnified Party shall reimburse the Contributor in an amount equivalent to such proceeds in excess of any deductible amount pursuant to Section 5.4 up to the amount actually paid by the Contributor to the Indemnified Party in connection with such indemnification (it being understood that all costs and expenses incurred by the Contributor with respect to insurance coverage disputes shall constitute Losses paid by the Contributor for purposes of this Section 5.2.3).
5.2.4The Operating Partnership agrees to indemnify against, defend, and hold harmless Contributor and its respective directors, officers, employees, agents, representatives and affiliates (other than the Operating Partnership) (each of which is an “Contributor Indemnified Party”) for, from and against any and all claims, losses, damages, liabilities and expenses, including, without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative, judicial or administrative proceedings or appeals therefrom, and costs of attachment or similar bonds (collectively, “Losses”), asserted against, imposed upon or incurred by the Contributor Indemnified Party as a result of (1) any material breach of a representation, warranty or covenant of the Operating Partnership contained in this Agreement, from and after the Closing Date, (2) any Losses incurred during the inspection of the Property by Operating Partnership or any of its agents, representatives, employees, including, without limitation, Losses in the nature any injuries to persons (including death) or property (real or personal), or any mechanics’, workers’ or other liens on the property, by reasons of or relating to the work or activities conducted on the Property by Operating Partnership or any of its agents, representatives, employees, (3) any injuries to persons (including death) or property (real or personal) occurring from and after the Closing.

5.3Notice and Defense of Claims.  As soon as reasonably practicable after receipt by the Indemnified Party of notice of any liability or claim incurred by or asserted against the Indemnified Party that is subject to indemnification under this Section 5, the Indemnified Party shall give notice thereof to the Contributor, including liabilities or claims to be applied against the indemnification deductible established pursuant to Section 5.4; provided that failure to give notice to the Contributor will not relieve it from any liability which it may have to any Indemnified Party, unless it did not learn of such claim and such failure results in the forfeiture by the Contributor of substantial rights and defenses.  The Indemnified Party may at its option demand indemnity under this Section 5 as soon as a claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as the Indemnified Party shall in good faith determine that such claim is not frivolous and that the Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof and shall give notice of such determination to the Contributor.  The Indemnified Party shall permit the Contributor, at the Contributor’s option and expense, to assume the defense of any such claim by counsel selected by the Contributor and reasonably satisfactory to the Indemnified Party, and to settle or otherwise dispose of the same; provided, however, that the Indemnified Party may at all times participate in such defense at its expense; and provided further, however, that the Contributor shall not, in defense of any such claim, except with the prior written consent of the Indemnified Party in its sole and absolute discretion, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to all Indemnified Parties a release of all liabilities in respect of such claims, or that does not result only in the payment of money damages which are paid in full by the Contributor.  If the Contributor shall fail to undertake such defense within 30 days after such notice, or within such shorter time as may be reasonable under the circumstances or as required by applicable law, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such liability or claim on behalf of and for the account of the Contributor at the Contributor’s sole cost and expense.
5.4Limitations on Indemnification Under Section 5.2.1.  The Contributor shall not be liable under Section 5.2.1 unless and until the total amount recoverable by the Indemnified Parties from the Contributor under Section 5.2.1 exceeds $25,000, in the aggregate (the “Basket”); provided, however, that claims for Losses exceeding the Basket shall be recoverable from the first dollar of Losses.  Contributor’s aggregate liability to Operating Partnership with respect to any Losses to the extent actionable or payable pursuant to this Section 5, shall not exceed the amount of the Cap (as defined hereinafter). Notwithstanding anything contained in this Agreement to the contrary, Contributor shall not be liable for any consequential, speculative or punitive damages in connection with this Agreement or any Closing Document.  As used herein, the term “Cap” shall mean the total aggregate amount of $2,000,000.00. Notwithstanding anything herein to the contrary, any Losses arising out of a breach of representations or warranties contained in Sections 4.2.1, 4.2.2, 4.2.7, 4.2.8 and 4.2.10 shall not be subject to the Basket and shall be recoverable from the first dollar of Losses.
5.5Indemnification.  From and after the Closing Date, the Operating Partnership shall indemnify and hold harmless the Contributor and the Contributor’s directors, officers, managers, members, employees, agents and representatives, as well as its affiliates (each of which is an “Indemnified Contributor Party”) from and against any Losses asserted against, imposed upon or incurred by the Indemnified Contributor Party in connection with or as a result of (i) all fees, costs and expenses of the Operating Partnership in connection with the transactions contemplated by this Agreement, (ii) the failure of the Operating Partnership after the Closing Date to perform any obligation required to be performed pursuant to any contract or obligation assigned to and assumed by the Operating Partnership (including the Assumed Agreements), and (iii) the Assumed Liabilities.  The Contributor shall indemnify and hold harmless the Operating Partnership and the Operating Partnership’s directors, officers, managers, members, employees, agents and representatives, as well as its affiliates (each of which is an “Indemnified OP Party”) from and against Losses asserted against, imposed upon or incurred by the Indemnified OP Party in connection with or as a result of: (i) any breach of a representation, warranty or covenant of the Contributor contained in this Agreement and (ii) all fees, costs and expenses of the Contributor in connection with the transactions contemplated by this Agreement.

5.6Matters Excluded from Indemnification.  Notwithstanding anything in this Agreement to the contrary, neither party shall have any obligation under this Agreement to indemnify or hold harmless the other party from any Losses to the extent arising as a direct result of the party’s own breach of this Agreement or negligence.
5.7Offset.  In the event the Operating Partnership believes that the Contributor failed to comply with the terms of this Section 5, the Operating Partnership shall notify the Contributor of such belief.  Upon such notice, he Parties agree to attempt to resolve the allegations of the Contributors’ failure to comply with the terms of this Section 5 by conducting good faith negotiations.  If the Parties are unable to settle the matter between themselves, the matter shall thereafter be referred to mediation.  The Parties shall jointly select and pay for a mediator.  If such mediation is unsuccessful the parties shall then proceed with the matter to binding arbitration, the fees and costs for which, including reasonable attorneys’ fees, shall be paid for by the Contributor in the event that the arbitrator rules that Contributor failed to comply with any of the terms of this Section 5 and by the Operating Partnership in the event the arbitrator rules that the Contributor fully complied with the terms of this Section 5.  Upon the final, complete and total resolution of mediation or arbitration, as applicable, the Operating Partnership shall be entitled to offset any final judgment in its favor against the Series T-Units by reducing the then outstanding contribution or conversion values of the Series T Units.
6.Covenants.
6.1Covenants of the Contributor.
6.1.1From the Effective Date through the Closing, the Contributor shall not, without the prior written consent of the Operating Partnership:
(a)Sell, transfer (or agree to sell or transfer), assign or otherwise dispose of, or cause the sale, transfer, assignment or disposition of (or agree to do any of the foregoing) all or any portion of its interest in the Contributed Assets or Assumed Agreements or all or any portion of its interest in the Property; or
(b)Except as otherwise disclosed in the Disclosure Schedule, mortgage, pledge or encumber all or any portion of its Property or Contributed Assets.
6.1.2From the Effective Date through the Closing, the Contributor shall conduct its business with respect to the Property in the ordinary course of business consistent with past practices, and shall to the extent within its control, not, without the prior written consent of the Operating Partnership:
(a)Enter into any material transaction not in the ordinary course of business with respect to any Property;
(b)Except as otherwise disclosed in the Disclosure Schedule, mortgage, pledge or encumber (other than by Permitted Liens) the Property or any assets related to the Property or the Contributed Assets, except (i) liens for taxes not delinquent or being disputed by the Contributor in good faith and by appropriate proceeding in the ordinary course of the Contributor’s business, and (ii) mechanics’ liens being disputed by the Contributor in good faith and by appropriate proceeding in the ordinary course of the Contributor’s business;
(c)Cause or permit a change to the existing use of the Property other than as a result of entering into new Leases in compliance with this Agreement;
(d)Cause or intentionally take any action that would render any of the representations or warranties regarding the Property as set forth in this Agreement untrue in any material respect (other than as a result of entering into new Leases in compliance with this Agreement); or
(e)RESERVED
6.1.3From the Effective Date, the Contributor agrees to provide the Operating Partnership with such tax information relating to the Property as reasonably requested by the Operating Partnership and to cooperate with the Operating Partnership with respect to its filing of tax returns;

6.1.4From the Effective Date, the Contributor shall promptly provide notice to the Operating Partnership upon any discovery that may lead to the Contributor’s representations and warranties contained in this Agreement being incomplete, inaccurate or in any manner not completely true and correct as of the Closing Date, including without limitation, any matter which if uncured prior to the Closing Date would have such effect, even if the Contributor intends to cure, correct or remedy such matter prior to the Closing and is implementing such cure, correction or remedy.  If the disclosed item(s) represents a breach by the Contributor and the Operating Partnership determines in good faith that the disclosed item(s) contained in any such notice represents an impairment in the value of the Property in excess of the Maximum Per Property Total Consideration Adjustment, then the Operating Partnership may elect, in its sole discretion, to terminate this Agreement and, if such election is made, shall receive a full return of the Earnest Money.  In the alternative, in the event that such impairment in value is below the Maximum Per Property Total Consideration Adjustment or the Operating Partnership otherwise elects to proceed with the acquisition of the Property, then the Operating Partnership may proceed with the acquisition of the Property without any adjustment to the Contributor’s Total Consideration.
6.1.5If the liquor license has not been transferred to the Operating Partnership effective as of the Closing Date, the Contributor and the Operating Partnership will cooperate with information as reasonably required to facilitate the transfer of the existing liquor permit.  The Contributor shall reasonably cooperate with the Operating Partnership in connection with the transfer of the liquor license to the Operating Partnership or its designee on or after the Closing Date.  The Operating Partnership shall pay all application fees in connection with the transfer of the liquor license.
6.1.6From the Effective Date, the Contributor agrees to provide the Operating Partnership with all information relating to the franchise at the Property as reasonably requested by the Operating Partnership and to cooperate with the Operating Partnership with respect to entering into or assuming the Franchise Agreement.
6.1.7Except for as provided on attached Exhibit E, neither the Contributor nor any owner, subsidiary or affiliate of the Contributor shall establish, engage in, or become interested in, directly or indirectly, as an owner, partner, agent, shareholder, employee, independent contractor, consultant, or otherwise, within a radius of 25 miles from the Property in the operation of a hotel for a period 36 months.  At the Closing, the Contributor shall execute the Non-Competition and Non-Solicitation Agreement set forth as Exhibit E (the “Non-Competition Agreement and Non-Solicitation Agreement”).
6.1.8The Contributor shall enter into the Confidentiality and Non-Disclosure Agreement (the “NDA”), set forth as Exhibit F, with the Operating Partnership.
6.2Prorations.
6.2.1Prorations.  All income and expenses of the Property shall be apportioned as of 12:01 a.m. local time at the Property on the Closing Date, with the Operating Partnership being deemed to be the owner of the Property during the entire day on which the Closing Date occurs and being entitled to receive all revenue of the Property, and being obligated to pay all expenses of the Property, with respect to such day.
(a)Such prorated items shall include the following:
(i)any other income with respect to the Property received by the Closing Date, if any, and for the current month not yet delinquent.  Such proration shall be based on an operating statement updated not less than 1 day prior to the Closing Date;
(ii)taxes and assessments (including personal property taxes on the Fixtures and Personal Property) levied against the Property;
(iii)utility charges for which the Contributor is liable, if any, such charges to be apportioned at the Closing on the basis of the most recent meter reading occurring prior to the Closing (dated not more than 15 days prior to the Closing) or, if unmetered, on the basis of a current bill for each such utility;
(iv)all amounts payable with respect to Assumed Liabilities in effect as of the Closing;

(v)credit shall be given to the Contributor for interest accounts, impound accounts, escrow accounts and other reserves included within the Existing Loans, which shall be transferred to the Operating Partnership at the Closing;
(vi)any other operating expenses or other items pertaining to the Property which are customarily prorated between a transferor and transferee of real estate in the county in which the Property is located.
(b)Notwithstanding anything contained in this Section 6.2.1, the following shall apply:
(i)The Operating Partnership shall be entitled to a credit against the Contributor’s Total Consideration to be delivered for the total sum of all deposits with respect to the Assumed Liabilities (not including interest accounts, impound accounts, escrow accounts and other reserves included within the Existing Loans, which shall be addressed in accordance with Section 6.2.1(a)(v) above) (the “Property Deposits”) to the extent not paid over to the Operating Partnership, and the Operating Partnership shall assume at the Closing the obligation under the Assumed Liabilities with respect to all Property Deposits credited or paid over to the Operating Partnership;
(ii)Except as provided in the following sentence, all delinquent real estate taxes and assessments shall be paid by the Contributor at or before the Closing, together with any interest, penalties or other fees related to any delinquent taxes.  In determining prorations relating to non-delinquent taxes, the Operating Partnership shall be credited with an amount equal to the real estate taxes and assessments applicable to the period prior to the Closing Date, to the extent such amount has not been actually paid by the Contributor.  In the event that the Contributor has paid prior to the Closing any real estate taxes or assessments related to the Property applicable to the period after the Closing Date, the Contributor shall be entitled to a credit for such amount.  In connection with the re-proration of real estate taxes and assessments for which a credit was given or a proration was made at the Closing, the Parties shall adjust the differences between them promptly upon demand being made therefor by either the Contributor or the Operating Partnership.  If, after the Closing, any additional real estate taxes or assessments applicable to the period prior to the Closing Date are levied for any reason, including back assessments or escape assessments, then the Contributor shall pay all such additional amounts, including any additional fees and interest, if any.  If, after the Closing, the Contributor or the Operating Partnership receive any property tax refunds regarding any Property relating to a period prior to the Closing, then that portion of the refunds related to a period prior to the Closing that is required to be refunded to any tenant of the Property shall be delivered to or retained by, as the case may be, the Operating Partnership for the purpose of making such refund payments with the remaining portion of such refunds retained by or delivered to, as the case may be, the Contributor.  The Operating Partnership shall pay all supplemental taxes resulting from the change in ownership and reassessment occurring as the result of the Closing pursuant to this Agreement;
(iii)The Operating Partnership shall take all steps necessary to effectuate the transfer of all utilities to the name of the Operating Partnership as of Closing, where necessary, post deposits with the utility companies, and provide the Contributor with written evidence of the transfer at or prior to Closing.  The Contributor shall be entitled to recover any and all deposits held by any utility company as of the Closing Date;
(iv)The net proration credit to or charge against the Contributor on account of the prorations adjustments to be made upon the Closing shall be reflected through an adjustment to the cash portion of the Contributor’s Total Consideration to be delivered pursuant to this Agreement.  Any other proration adjustments made following the Closing shall be made in cash; and
(v)If any prorations hereunder cannot be calculated accurately on the Closing Date, then they shall be calculated as soon after the Closing Date as feasible.  Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party, with interest per annum at the prime rate of interest as set forth in The Wall Street Journal, plus 2% from the Closing Date to the date of payment if payment is not made within 10 business days after delivery of a bill therefor.  Once all revenue and expense amounts have been finally and completely ascertained, the Operating Partnership shall prepare a final proration statement which shall be subject to the Contributor’s reasonable approval.  Upon the Contributor’s acceptance and approval of any final proration statement submitted by the Operating Partnership, such statement shall be conclusively deemed to be accurate and final.

6.3Tax Covenants.  The Contributor shall provide to the Operating Partnership with such cooperation and information relating to any of the Property as the parties reasonably may request in (i) filing any tax return, amended tax return or claim for tax refund, (ii) determining any liability for taxes or a right to a tax refund, (iii) conducting or defending any proceeding in respect of taxes, or (iv) performing tax diligence, including with respect to the impact of this transaction on the Company’s tax status as a REIT.  The Contributor shall promptly notify the Operating Partnership in writing upon receipt by the Contributor or any of their respective affiliates of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the income, properties or operations of the Contributor.  The Operating Partnership may participate at its own expense in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing Date.  The Contributor shall retain all tax returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such tax returns and other documents relate and until the final determination of any tax in respect of such years.
6.4Capital Contribution.  The Contributor and the Operating Partnership (i) agree that the contribution transaction pursuant to this Agreement shall constitute a “capital contribution” to the Operating Partnership and is intended to be governed by Section 721(a) of the Code (to which the “traditional method” (without curative allocations) as set forth in Treasury Regulations Section 1.704-3(b) shall be applied in respect of each asset contributed in the Contributions, and subject to the limitations and qualifications of Subchapter K of the Code), (ii) intend that no gain or loss shall be recognized by the Contributor for income tax purposes as a result of such transaction, and to the extent any cash is being paid by the Operating Partnership, directly or indirectly, the Contributors, such cash payment shall be treated as a reimbursement of preformation capital expenditures within the meaning of Treasury Regulations Section 1.707-4(d). In addition, the parties agree that all liabilities to be repaid by the Operating Partnership at the Closing in connection with the Contributions are “qualified liabilities” within the meaning of Treasury Regulations Section 1.707-5 and will be assumed (or taken subject to) by the Operating Partnership prior to such repayment (provided the Contributor provides information to the Operating Partnership reasonably demonstrating that the “disguised sale” rules in Section 707 of the Code are not applicable), (iii) shall report such transaction in a manner consistent with such intent, and no party shall take a position on any applicable income Tax return that would be inconsistent with the intended Tax treatment described in this Section except to the extent that a final determination within the meaning of Section 1313(a) of the Code requires otherwise and (iv) agree that it will not take any action that could jeopardize such tax treatment.
7.Termination.
7.1Termination.  Provided that the Operating Partnership is not in default, this Agreement may be terminated prior to the Closing Date at the Operating Partnership’s option (and the Earnest Money immediately returned to the Operating Partnership in full) in the event of any of the following occurrences:
7.1.1The Contributor fails to comply with any of the Contributor’s obligations hereunder related to the contribution of the Property;
7.1.2Notice of termination given by the Operating Partnership pursuant to any express right to do so under this Agreement; and
7.1.3Any other right of termination expressly provided for in this Agreement.
7.2Default by the Operating Partnership.  If the Operating Partnership fails to perform any of the Operating Partnership’s obligations hereunder, then the Contributor, at the Contributor’s option, if such failure continues for 15 business days after written notice of such default from the Contributor and as the Contributor’s sole and exclusive remedy, the Contributor shall have the right to terminate this Agreement by giving written notice to the Operating Partnership, in which event the Contributor shall be entitled to the full Earnest Money Deposit as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Contributor in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof, and neither the Operating Partnership nor the Contributor shall have any further rights or obligations under this Agreement except matters that survive termination.  Notwithstanding the foregoing, this provision is not intended to limit the Operating Partnership’s obligations to indemnify the Contributor for certain matters as expressly provided in this Agreement nor limit the Operating Partnership’s ability to terminate this Agreement as provided herein.

7.3Default by the Contributor.  If the Contributor fails to perform any of the Contributor’s closing obligations, then the Contributor will have 3 business days to cure after receipt of written notice from the Operating Partnership; if any of the Contributor’s representations or warranties set forth herein are determined to be materially inaccurate or untrue when made and such failure continues for 15 business days after written notice thereof from the Operating Partnership (or such longer period as reasonably required by the Contributor to effect such cure, but in no event more than 30 days), then the Operating Partnership, at the Operating Partnership’s option and as the Operating Partnership’s sole and exclusive remedies, shall have the right to (i) terminate this Agreement by giving written notice to the Contributor, whereupon the Earnest Money shall be immediately delivered to the Operating Partnership by the Title Company upon receipt of written notice from the Operating Partnership of such termination and the Contributor shall reimburse the Operating Partnership for all of the Operating Partnership’s third party actual documented reasonable out-of-pocket expenses in an amount not to exceed $100,000 (the “Contributor’s Breakage Fee”) and thereafter, neither the Operating Partnership nor the Contributor shall have any further rights or obligations hereunder except matters which survive termination, (ii) pursue a damage claim not to exceed the Contributor Breakage Fee (plus a refund of the Earnest Money) or (iii) enforce specific performance of the obligations of the Contributor to contribute the Property as provided under this Agreement.  Any suit for specific performance must be filed within 60 days after the Closing Date or shall thereafter be barred.  Notwithstanding the foregoing, this provision is not intended to limit the Contributor’s obligations to indemnify the Operating Partnership for certain matters as expressly provided in this Agreement.
8.Miscellaneous.
8.1Further Assurances.  The Contributor and the Operating Partnership shall take such other actions and execute such additional documents following the Closing as the other may reasonably request in order to effect the transactions contemplated hereby.
8.2Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
8.3Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the state in which the Property is located, without regard to the choice of laws provisions thereof.
8.4Amendment; Waiver.  Any amendment hereto shall be in writing and signed by all parties hereto.  No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.
8.5Entire Agreement.  This Agreement, the exhibits and schedules hereto constitutes the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, as the case may be.
8.6Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect except that the Operating Partnership may assign this Agreement to an Affiliate.
8.7Titles.  The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.
8.8Third Party Beneficiary.  Except as may be expressly provided or incorporated by reference herein, including, without limitation, the indemnification provisions hereof, no provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other person or entity.

8.9Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the Operating Partnership to effect such replacement.
8.10Reliance.  Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors.
8.11Survival.  It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of the Contributor and the Operating Partnership set forth in this Agreement shall survive the consummation of the transactions contemplated hereby only to the extent expressly provided in this Agreement.  The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.
8.12Days.  All references to days in this Agreement will be construed as calendar days unless otherwise specified and a day will begin at 12:00 a.m. Mountain Standard Time and end at 11:59 p.m. Mountain Standard Time.
8.13Calculating Time Periods.  In calculating any time period prescribed or allowed by this Agreement, the day of the act or event from which the time period begins to run is not included and the last day of the time period is included.
8.14Incorporation of Exhibits.  All exhibits attached and referred to in this Agreement are hereby incorporated and will be deemed to be a part of this Agreement.
8.15Notice.  Any notice to be given hereunder by any party to the other shall be given in writing by either (i) personal delivery, (ii) registered or certified mail, postage prepaid, return receipt requested, or (iii) facsimile transmission (provided such facsimile is followed by an original of such notice by mail or personal delivery as provided herein), and any such notice shall be deemed communicated as of the date of delivery (including delivery by overnight courier, certified mail or facsimile).  Mailed notices shall be addressed as set forth below, but any party may change the address set forth below by written notice to other parties in accordance with this paragraph.

To the Contributor:

LN Hospitality Denver, LLC

3657 Old Santa Rita Road

Pleasanton, California 94588

Attention:       Charles Patel, Manager

E-mail: omjai21@gmail.com

with a copy to:

Lubin Olson LLP

200 Pringle Ave., Suite 470

Walnut Creek, CA 94596

Attention: Robert Miller, Esq.

Phone: (415) 981-0550

Fax: (415) 981-4343

Email: rmiller@lubinolson.com

To the Operating Partnership:

Lodging Fund REIT III OP, LP

c/o Dave Durell

644 Lovett S.E., Suite A

Grand Rapids, MI 49506

8.16Force Majeure.  A party is not liable for failure to perform the party’s obligations if such failure is as a result of acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), pandemic, war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, decrees of a court, tribunal or governmental authority, government sanction, blockage, embargo, labor dispute, strike, or lockout.  If a party asserts any force majeure as an excuse for failure to perform, such non-performing party must prove that it took reasonable steps to minimize delay or damages caused by foreseeable events and that the other Party was timely notified of the likelihood or actual occurrence of a force majeure event.  In the event of non-performance and/or termination pursuant to this Section 8.16, notwithstanding any other provision of this Agreement, the Earnest Money shall be returned to the Operating Partnership in full.
8.17Impracticability.  Neither party shall be required to perform its obligations under this Agreement to the extent the performance (i) becomes impracticable, in any material respect, as a result of a cause or causes outside the reasonable control of such party, (ii) would require the party to violate any applicable laws, rules, or regulations, or (iii) would result in the breach of any agreement or other applicable contract existing on the Execution Date.  In the event of non-performance and/or termination pursuant to this Section 8.17, notwithstanding any other provision of this Agreement, the Earnest Money shall be returned to the Operating Partnership in full.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written above.

OPERATING PARTNERSHIP:

Lodging Fund REIT III OP, LP, a Delaware limited partnership

By:	Lodging Fund REIT III, Inc., a Delaware corporation, its General Partner

By:	/s/ David R. Durell
Name:	David R. Durell
Title:	Chief Acquisition Officer

CONTRIBUTOR:

LN Hospitality Denver, LLC, a Colorado limited liability company

By:	/s/ Robert Patel
Name:	Robert Patel
Title:	Managing Member

EXHIBIT A
TO
CONTRIBUTION AGREEMENT

LEGAL DESCRIPTION OF THE PROPERTY

Exhibit A

1

EXHIBIT B
TO
CONTRIBUTION AGREEMENT

CONTRIBUTION AND ASSUMPTION AGREEMENT

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby assigns, transfers and conveys to Lodging Fund REIT III OP, LP, a Delaware limited partnership (the “Operating Partnership”), its entire legal and beneficial right, title and interest (other than any Excluded Assets) in, to all of the Contributed Assets and the Assumed Agreements, as listed on Schedule 2.2 of the Agreement, together with all amendments, waivers, supplements and other modifications of and to such agreements, contracts, licenses and other instruments through the date hereof, in each case to the fullest extent assignment thereof is permitted by applicable law,

TO HAVE AND TO HOLD the same unto the Operating Partnership, its successors and assigns, forever.

Upon the execution and delivery hereof, the Operating Partnership absolutely and unconditionally accepts the foregoing assignment of each Contributed Asset and Assumed Agreement and assumes all Assumed Liabilities in respect of the Assumed Agreements, and agrees to be bound by the terms, conditions and covenants thereof, and to perform all duties and obligations of the Contributor thereunder from and after the date hereof.

The Contributor for itself, its successors and assigns hereby covenants and agrees that, at any time and from time to time after the date hereof upon the written request of the Operating Partnership, the Contributor will, without further consideration, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances and assurances as may reasonably be required by the Operating Partnership in order to assign, transfer, set over, convey, assure and confirm unto and vest in the Operating Partnership, its successors and assigns, title to the Assumed Agreements (other than the Excluded Assets) granted, transferred, conveyed and delivered by this Agreement.  Except as set forth in the immediately preceding sentence and in the Contribution Agreement by and between the Operating Partnership and the Contributor, dated as of [__], 2020, Contributor makes no warranties or representations as to the Contributed Asset.  The Contributed Asset is transferred “AS IS,” “WHERE IS” and “WITH ALL FAULTS,” and ALL WARRANTIES OF QUALITY, FITNESS AND MERCHANTABILITY BEING HEREBY EXCLUDED.

Capitalized terms used herein, but not defined have the meanings ascribed to them in the Contribution Agreement, dated as of [___], 2020, between the Operating Partnership and the Contributor.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered the Agreement as of the date first above written.

CONTRIBUTOR:

LN Hospitality Denver, LLC, a Colorado limited liability company

By:
Name:
Title:

Exhibit B

1

ACKNOWLEDGEMENT

STATE OF	)
) ss.:
COUNTY OF	)

On ______________________, before me, the undersigned, a Notary Public in and for said State, personally appeared, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and executed before me the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public	(SEAL)

Exhibit B

2

EXHIBIT C
TO
CONTRIBUTION AGREEMENT

ASSIGNMENT OF WARRANTIES

Exhibit C

1

EXHIBIT D
TO
CONTRIBUTION AGREEMENT

TOTAL CONSIDERATION

Total Consideration pursuant to Section 2.8 of the Agreement shall be $33,100,000, consisting of:

$19,500,000 via assumption of Contributor’s current financing

$12,150,000 in Series T Limited Units, equivalent to 1,215,000 Series T Limited Units

$1,450,000 in cash at Closing ($788,000 of which shall be multiplied by 1.5 at the time of re-valuation and conversion).  Accordingly, the Series T Value will be reduced at the time of re-valuation and conversion by $1,844,000 for cash infused at Closing.

Distributions pursuant to Section 2.11 of the Agreement shall be:

The number of Common Limited Partnership Units in the Operating Partnership received upon conversion of the Series T Limited Units shall be determined based on the formula below, which shall constitute the Series T Value.  The Series T Value shall be determined upon the first to occur of (i) 36 months after the Closing Date or, at the option of the Contributor, up to 48 months after the Closing Date or (ii) the sale of (a) the Property or (b) sale of substantially all of the Operating Partnership’s assets.

The Applicable Cap Rate when applied to the then current trailing 12 month net operating income of the Property, less amounts incurred or accrued by the Partnership for (i) $100,000 contribution towards

Exhibit D

1

closing costs, (ii) the loan balance outstanding as of the Closing Date as assumed by Operating Partnership, (iii) loan assumption fees and related expenses, (iv) if applicable, costs of defeasance and related expenses, (v) PIP and capital expenditures, (vi) operating cash infused by the Partnership, (vii) any shortfall of the 10% minimum cumulative yield on General Partner’s invested capital, and (viii) any other unrealized or unreimbursed costs of operating the Property.

“Applicable Cap Rate” shall mean: 9.5%

“12 month net operating income of the Contributed Asset” shall mean: (a) the Gross Revenue of the Property, minus (b) Operating Expenses for the Property, for the current trailing twelve (12)-month period.

“Gross Revenue” shall include the following amounts recorded in accordance with generally accepted accounting principles consistently applied:

(a)The entire amount of the price charged, whether wholly or partly for cash or on credit, or otherwise, for the rental of all rooms, suites, conference rooms, restaurants, banquet facilities, and any other facilities and for all goods, wares, and merchandise sold, leased, licensed, or delivered, and all charges for services sold or performed in, at, upon, or from any part of, the Property;

(b)All gross income from parking fees and valet service fees billed to guests of or visitors to the Property or any transient use of parking facilities by anyone;

(c)Without duplication, all deposits received and not refunded to the person or entity making the deposit in connection with any transactions at such time as the Operating Partnership becomes entitled to such deposit or the expiration of one (1) year from the date of such deposit, whichever first occurs;

(d)In-room entertainment services, communication services, Internet services, in-room masseur/masseuse services, and the like, if charged to a guest of the Property.

“Operating Expenses” shall mean: all of the ordinary and normal expenses of operation of the Property, determined on an annualized accrual basis, including annualized property taxes, insurance premiums (or taxes and/or insurance impounds, if taxes and/or insurance are impounded by Lender), reserve account equal to 4 percent (4%) of Gross Revenue for furniture, fixtures and equipment reserves, franchise fees and royalties, telephone and internet expenses, administrative and general expenses, management fees, utilities, repair and maintenance, salaries and wages, and advertising and marketing expenses; provided, however, that Operating Expenses will not include:

a.	depreciation and amortization;
b.	non-cash items;
c.	all capital items or expenditures, including construction costs and professional fees and other expenses relating thereto and any amortization thereof;
d.	costs of repair or restoration after a casualty or condemnation;
e.	debt service payments made to lenders;
f.	income or franchise taxes; and
g.	extraordinary one-time expenses that are not reasonably expected to be incurred in future periods.

Exhibit D

2

EXHIBIT E
TO
CONTRIBUTION AGREEMENT

NON-COMPETITION AGREEMENT AND NON-SOLICITATION AGREEMENT

This NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is dated as of _____________, 20__ (the “Effective Date”), between Lodging Fund REIT III OP, LP a Delaware limited partnership with an address of 1635 43rd Street South, Suite 205, Fargo, North Dakota 58103 (“Operating Partnership”), L N Hospitality Denver LLC, a Colorado limited liability company, with an address of ________________________ (“Contributor”), and Chuck Patel, its manager and _________________, operating officers of the Contributor (the “Interested Parties”).  The Contributor and Interested Parties are collectively referred to herein as the “Restricted Parties.”

R E C I T A L S:

A.The Operating Partnership and Contributor have entered into a Contribution Agreement, dated as of September 1, 2020, (the “Contribution Agreement”), pursuant to which the Contributor has agreed to contribute property to the Operating Partnership, such property located at 255 North Blackhawk Street, Aurora, CO 80011 (the “Hotel”).

B.The agreement of the Restricted Parties to deliver this Agreement was a material inducement to Operating Partnership in entering into the Purchase Agreement.

C.The Operating Partnership, as the owner of the Hotel from and after the date of closing of the Contribution Agreement, desires to preclude the Restricted Parties from competing against it during the term of this Agreement.

A G R E E M E N T

For valuable consideration, the parties agree to the following covenants and agreements set forth in this Agreement and in the Contribution Agreement:

1.1Non-Competition.  The Restricted Parties covenant and agree that, for a period of 3 years beginning on the closing date of the Purchase Agreement (the “Closing Date”), neither the Restricted Parties, nor any entity controlled by the Restricted Parties (an “Affiliate”) will, without the prior written consent of the Operating Partnership, directly or indirectly, own, manage, operate, join, control, or engage or participate in the ownership, management, operation, or control of, or be connected as a shareholder, director, officer, agent, partner, joint venturer, lender, employee, consultant or advisor with, any business or organization any part of which engages in the business of hotel or motel ownership or management or is in competition with any of the business activities of the Operating Partnership, or any affiliate of the Operating Partnership within the Non-Competition Area.

1.2Geographic Restriction. The term “Non-Competition Area” in this Agreement means the area within a 25-mile radius of the Hotel.  This provision will not apply to any property that was owned by the Contributor or the Interested Parties, either directly or indirectly through an affiliated entity, prior to the Effective Date of the Contribution Agreement, and will not restrict the Interested Parties, individually or as owners or employees of an entity from managing or consulting regarding one or more hotel(s) or motel(s) under management agreement for owner(s) or lender(s) which either or both Interested Parties: (a) do business with prior to the Effective Date, (b) are part of a multi-property management relationship with owner(s); or a lender(s); or (c) is a property in receivership or foreclosure controlled by a lender.

1.3Confidential Information.

(a)On and after the Closing Date, the Restricted Parties will not use or disclose to anybody, and will cause all of their respective Affiliates to refrain from disclosing, any Confidential Information except:  (a) where necessary to comply with any legal obligation, such as a court order or subpoena, provided the Restricted Parties will

Exhibit E

1

first promptly notify the Operating Partnership prior to any such disclosure and permit Operating Partnership to intervene to block such disclosure; (b) where necessary, to the Restricted Parties’ attorneys and accountants, provided that they will have first been apprised of the limitations of this Agreement and will have agreed to be comply with and be bound by such limitations; or (c) where the Restricted Parties have obtained the express, prior written consent from the Operating Partnership.

(b)The term “Confidential Information” includes but is not limited to information specific to the Hotel, including but not limited to: customer lists, contact information, needs, preferences and history of service; business operations and methods; training materials; marketing plans; customer relations information; service and operations forms; practices, procedures, policies and guidelines; sales information; supplier/vendor agreements and information; and all other information, lists, records and data relating to or dealing with the business operations or activities of the Hotel, the disclosure of which may provide valuable benefits to any other person or entity or which would embarrass or damage the Hotel, Operating Partnership or their affiliates, monetarily or otherwise.  Furthermore, the term “Confidential Information” is intended to be construed broadly, including information in all forms, written or oral, on paper or stored electronically or in any other medium, and includes all originals, summaries, portions and copies of any such information.  Confidential Information does not include information that: (i) was widely known in the industry at the time of disclosure to the Restricted Party, or (ii) becomes widely known or readily available other than by a breach of this Agreement.

1.4Non-Solicitation; Non-Interference.  Except with the prior written approval of the Operating Partnership, for a period of 3 years after the Closing Date, neither the Restricted Parties nor their respective Affiliates will (a) employ or offer to employ any person who was principally employed at the Hotel on the Closing Date, (b) solicit, recruit, or encourage any employee or independent contractor of the Hotel or Operating Partnership to leave his or her employment, (c) hire, employ or cause to be hired, or establish a business with, any person who was employed at the Hotel, within the 12-month period preceding the Closing Date, (d) solicit any business clients of the Hotel or encourage them to terminate any contracts, and (e) interfere with or encourage any adjustments to long term negotiated rate clientele.  In addition, any attempt by any Restricted Party to induce others to terminate any contracts, employment, or independent contractor relationship with Operating Partnership or the Hotel, or any effort by any Restricted Party to interfere with any of the relationships between each of the Operating Partnership and the Hotel and any of their business clients, employees, or independent contractors, would be harmful and damaging to the Operating Partnership. For purposes of this Section 1.3, an “employee” will include any person who is a common law employee or who is an independent contractor providing personal services.

1.5Non-Disparagement.  The Restricted Parties will not: (a) make any disparaging or defamatory statements about Operating Partnership, the Hotel or their affiliates, or (b) authorize, encourage or participate with anyone to make such statements.

1.6Reasonableness; Independent Covenants.  The Restricted Parties acknowledge that the restrictions set forth in this Agreement are reasonable and necessary to protect the legitimate business interests of Operating Partnership and the Hotel from and after the Closing Date.  The Restricted Parties further acknowledge that all restrictions in this Agreement are reasonable in all respects, including duration, territory and scope of activity restricted.

1.7Remedies.

(a)The Restricted Parties agree that if they or any of their Affiliates engage or threaten to engage in any activity that constitutes a violation of any of the provisions of this Agreement, Operating Partnership will have the right and remedy to have the provisions of this Agreement specifically enforced by law or by any court having jurisdiction.

(b)The Restricted Parties agree a breach of this Agreement would cause immediate irreparable injury to Operating Partnership and/or the Hotel and that money damages would not provide an adequate remedy at law for any breach. Further, without limiting any other legal or equitable remedies available to it, Operating Partnership will be entitled to obtain equitable relief by temporary restraining order, preliminary and permanent injunction or otherwise from any court of competent jurisdiction (without the requirement of posting a bond or other security), including, without limitation, injunctive relief to prevent the Restricted Parties’ failure to comply with the terms and conditions of Section 1 of this Agreement.  Such right and remedy will be in addition to, and not in lieu of,

Exhibit E

2

any other rights and remedies available to Operating Partnership at law or in equity, including the right to seek monetary damages.

(c)The applicable 3-year period of the covenants contained in Section 1.4 above will be extended on a day for day basis for each day during which a Restricted Party is in violation of the covenant, so that each Restricted Party is restricted from engaging in the activities prohibited by the covenant for the full 3-year time period.

(d)The Restricted Parties agree that the existence of any claim or cause of action by a Restricted Party against Operating Partnership, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Operating Partnership of the covenants and restrictions in this Agreement.

1.8Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

1.9Severability.  If any provision of this Agreement will, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment will not affect, impair or invalidate the remainder of this Agreement but will be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment will have been rendered, and this Agreement will be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Contributor or Operating Partnership or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

1.10Notices.  All notices, requests, demands, and other communications under this Agreement will be in writing and will be sent by hand messenger, electronic facsimile transmission, electronic mail (e-mail), reputable overnight courier, or certified mail, postage prepaid, return receipt requested.  Notices and other communications will be deemed to have been duly given, as applicable (i) if by hand delivery, on the date of delivery, if such date is a business day (or if such date is not a business day, then on the first business day following such date), (ii) if by electronic facsimile transmission, the date of transmission as evidenced by automated date and time confirmation from sender’s machine, (iii) if given by e-mail, the communication is instantaneous and the day of receipt can be designated to be the same day as sending and a written copy must also be sent via certified mail, (iv) if given by overnight courier, 1 business day after deposit with the overnight courier, or (v) if given by certified mail, 1 business day after deposit with the United States Post Office.  Notices will be addressed as set forth below, or to any other address that the parties will designate in writing:

If to the Restricted Parties:

___________________________

___________________________

___________________________

Fax:

Email:

With copy to:

____________________________

____________________________

____________________________

____________________________

If to Operating Partnership:

Lodging Fund REIT III OP, LP

Attn: Linzey Erickson

1635 43rd Street S, Suite 205

Fargo, ND 58103

Fax: (701) 532-3369

Email: lerickson@lodgingfund.com

Exhibit E

3

With copy to:

Legendary Capital

Attn: David Durell

644 Lovett SE, Suite A

Grand Rapids, MI 49506

Fax: (701) 532-3369

Email:  ddurell@lodgingfund.com

1.11Other Legal Obligations.  Nothing in this Agreement shall be construed to limit or otherwise waive any other legal obligations of the Restricted Parties in favor of the Operating Partnership.

1.12Benefit and Binding Effect.  The Restricted Parties may not assign this Agreement without the prior written consent of Operating Partnership.  The Operating Partnership may assign to an entity of which the Operating Partnership or one of its affiliates is a constituent.  This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

1.13Further Assurances.  The parties will execute upon request any other documents that may be necessary and helpful for the effectiveness and enforceability desirable to the implementation and consummation of this Agreement.

1.14Governing Law.  This Agreement will be governed by the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

1.15Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto concerning the subject matter hereof.

1.16Headings.  The headings herein are included for ease of reference only and will not control or affect the meaning or construction of the provisions of this Agreement.

1.17Amendments/Waivers.  This Agreement cannot be amended except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment is sought.  Any waiver of any provision of this Agreement must be in writing and signed by the party granting the waiver.

1.18Counterparts.  This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

[signature page follows]

Exhibit E

4

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

OPERATING PARTNERSHIP:

Lodging Fund REIT III OP, LP, a Delaware limited partnership

By:	Lodging Fund REIT III, Inc., a Delaware corporation, its General Partner

By:
Name:
Title:

CONTRIBUTOR:

L N Hospitality Denver LLC, a Colorado limited liability company

By:
Name:
Title:

RESTRICTED PARTIES:

Chuck Patel

Exhibit E

5

EXHIBIT F
TO
CONTRIBUTION AGREEMENT

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

THIS AGREEMENT is made and entered into as of September 1, 2020  by and between Lodging Fund REIT III OP, LP (individually and collectively with its subsidiaries, owners and affiliates, the “Partnership”) and L N Hospitality Denver LLC (“Contributor”) (the Partnership and Contributor individually, a “Party” and collectively, the “Parties”).

The Parties intend to exchange Confidential Information to one another in connection with the possibility of engaging in the transaction described in the Contribution Agreement (the “Transaction”).

In consideration of the promises exchanged herein, the Parties hereto agree that the following terms and conditions shall apply when one Party discloses "Confidential Information" to the other Party:

1.

DEFINITION OF “CONFIDENTIAL INFORMATION”.  As used in this Agreement, the term “Confidential Information” means all information relating to or used in the Partnership’s business, regardless of whether it is marked “confidential” or otherwise. Confidential Information includes, but is not limited to, all business processes and procedures, systems, methods of doing business, data, reports, specifications, formulae, proposals, strategies, business plans and analyses, financial information and projections, investment strategy, marketing, advertising, promotions, market research, plans, information about past, present or potential investors, information about past, present or potential vendors, information about existing or future technology, and proprietary software or models.  Without limiting the foregoing, the term “Confidential Information” expressly includes: the Partnership’s investment strategies, including without limitation the possibility of entering into an umbrella real estate investment trust (“UPREIT”) transaction; and potential details related to the Transaction, including without limitation potential Transaction terms, provisions, and pricing.  The foregoing notwithstanding, the term “Confidential Information” does not include information that:

a)	Is or becomes known to the public through no fault of the receiving Party;
b)	The receiving Party already rightfully possessed before the disclosing Party disclosed it to the receiving Party;
c)	Is subsequently disclosed to the receiving Party by a third-party who is not under obligation of confidentiality to the disclosing Party; or
d)	The receiving Party develops independently without using Confidential Information.
2.

NON-DISCLOSURE OBLIGATIONS.  Neither Party shall disclose Confidential Information of the other Party to any of its officers, directors, employees, contractors or agents or to any third-party without the disclosing Party’s written consent, except that (a) the receiving Party may disclose such information to its officers, directors, employees, contractors, attorneys, accountants, consultants and agents whose duties justify their need to know such Confidential Information, and who have been clearly informed of their obligation to maintain the confidential status of such Confidential Information; and (b) the receiving Party may disclose Confidential Information to the extent required by applicable federal, state or local law, regulation, court order, or other legal process, provided such Party has given the disclosing Party prior written notice of such required disclosure and, to the extent reasonably possible, has given the disclosing Party an opportunity to contest such required disclosure at the disclosing Party’s expense.

3.

PROTECTION OF CONFIDENTIAL INFORMATION.  The receiving Party shall use the same care to prevent the unauthorized use or disclosure of the Confidential Information as such Party uses with respect to its own confidential information of a similar nature, which shall not in any case be less than the care a reasonable business person would use under similar circumstances.  Without limiting the foregoing, the receiving Party shall take reasonable action by instruction, agreement or otherwise with respect to such

Exhibit F

1

Party’s employees or other persons permitted access to Confidential Information to cause them to comply fully with the receiving Party’s obligations hereunder.

4.

PERMITTED USE OF CONFIDENTIAL INFORMATION.  The receiving Party may not use the Confidential Information directly or indirectly for any purpose other than the purpose for which it was originally disclosed, or for any purposes which could be deemed to be adverse to or competitive with the disclosing Party’s business.  Notwithstanding the foregoing and anything to the contrary in this Agreement, nothing contained herein shall impair Buyer’s right (or the right of any permitted assignee or Lodging Fund REIT III, Inc. (“Parent”)) to disclose information relating to this Agreement, the Contribution Agreement, or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers, investment advisors and/or broker-dealers evaluating Buyer, its permitted assignees or Parent, (b) in connection with any filings with governmental agencies (including the Securities and Exchange Commission) by Parent, (c) to any broker-dealers or investment advisors in Parent’s selling group and any of Parent’s investors, including pursuant to the confidential offering memorandum used in connection with Parent’s ongoing private offering, and (d) to the public as long as such information does not specifically disclose the identity of the Contributor or the Property if such disclosure occurs before the end of the Due Diligence Period.

5.

DESTRUCTION OF CONFIDENTIAL INFORMATION.  Upon the written request of the disclosing Party, the receiving Party shall cease using and arrange for the destruction of all copies of any Confidential Information then in the receiving Party’s possession or under such Party’s control. The receiving Party agrees to dispose of the Confidential Information in such a manner that the information cannot be read or reconstructed after destruction.  Upon the written request of the disclosing Party, the receiving Party shall certify in writing that it has complied with the obligations set forth in this paragraph.

6.

INFORMATION SECURITY.  (a) The receiving Party shall take appropriate measures designed to protect the security, confidentiality, and integrity of Confidential Information; (b) the receiving Party shall restrict access to Confidential Information to those officers, directors, employees, contractors, agents or other third parties whose access the disclosing Party deems appropriate; (c) Confidential Information shall continue to be subject to the terms of this Agreement for a period of thirty (30) months following execution of this Agreement.  The receiving Party agrees to indemnify the disclosing Party for all reasonable fees, costs, charges, and expenses resulting from any unauthorized access to Confidential Information.

7.

OWNERSHIP OF CONFIDENTIAL INFORMATION.  The disclosing Party shall retain all right, title and interest in and to its own Confidential Information.  Neither this Agreement nor any disclosure of Confidential Information shall be deemed to grant the receiving Party any license or other intellectual property right.

8.

DISCLAIMERS.  The receiving Party acknowledges and agrees that the disclosing Party provides Confidential Information disclosed hereunder on an “AS IS” basis, without warranties of any kind, except as specified in Section 7 above.  Without limiting the foregoing, the disclosing Party does not represent or warrant that Confidential Information is accurate, complete or current.  The disclosure of Confidential Information containing business plans is for planning purposes only.  The disclosing Party may change or cancel its plans at any time at such Party's sole discretion. The receiving Party further acknowledges and understands that disclosure of Confidential Information is not a representation that the parties will enter into any type of business relationship.

9.

INJUNCTIVE RELIEF.  The receiving Party acknowledges that the unauthorized use or disclosure by such Party of Confidential Information would cause immediate and irreparable damage that could not be fully remedied by monetary damages.  The receiving Party therefore agrees that the disclosing Party may specifically enforce this Agreement and shall be entitled to injunctive or other equitable relief to prevent unauthorized use or disclosure without the necessity of proving actual damage.

10.

TERMINATION.  This Agreement shall remain in full force and effect until the earlier of (i) the Parties’ execution of a binding agreement superseding this Agreement, or (ii) a date two years after the conclusion of business discussions between the Parties.

Exhibit F

2

11.

SEVERABILITY.  If any provision of this Agreement is held invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

12.

GENERAL.  This Agreement supplements the LOI, and to the extent inconsistent, supersedes any other non-disclosure or confidentiality agreement between the Parties.  The Parties may not amend this Agreement except in a writing that each party signs.  The terms of such an amendment shall apply as of the effective date of the amendment, unless the amendment specifies otherwise.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. The laws of the State of Colorado shall govern this Agreement.  No provision of this Agreement may be waived, except pursuant to a writing executed by the party against whom the waiver is sought to be enforced.  No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement operates as a waiver or estoppel of any right, remedy or condition.  All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available at law, in equity or otherwise.

LODGING FUND REIT III OP, LP		CONTRIBUTOR
on behalf of itself and its subsidiaries,
owners and affiliates

By:	/s/ David R. Durell	By:	/s/ Bharathbhai Patel
Name:	David R. Durell	Name:	Bharathbhai Patel
Title:	Chief Acquisition Officer	Title:	Managing Member

Exhibit F

3

EXHIBIT G
TO
CONTRIBUTION AGREEMENT

TAX INFORMATION

Exhibit G

1

Schedule 2.2

List of Contributed Assets, Assumed Agreements and Leases

Ecolab Alarm Systems Contract

Dishwasher Lease

Schedule 2.2

1

Schedule 2.4

List of Excluded Assets

1.	Contributor’s cash, cash equivalents and investments not relating to the operation of the Property.
2.	Any Fixtures and Personal Property that contains hazardous materials that the Operating Partnership requires to be removed.
3.	Any management agreement pertaining to the Property, which management agreements must be terminated at Closing.

Schedule 2.4

1

Schedule 2.5

List of Assumed Liabilities; Permitted Liens

Access Point Financial:  Loan in the amount of $20,200,000.00

PACE:  Loan in the amount of $3,985,000.00

Schedule 2.5

1

Schedule 2.6

List of Excluded Liabilities

Schedule 2.6

1

Schedule 2.10

Allocation of Total Consideration

Schedule 2.10

1

Schedule 3.1.8

3-05 Audit

Contributor acknowledges that under either Rule 3-05 or Rule 3-14 of Regulation S-X, the Operating Partnership is required to provide certain information in connection with reports the Company is required to file with the Securities and Exchange Commission.

Accordingly, Contributor agrees to:

(a)allow the Operating Partnership and its representatives which includes third party auditors, at the Operating Partnership’s sole cost and expense, to perform an audit of the Property, the Contributed Assets and business operations of and at the Property to the extent required under either Rule 3-05 or Rule 3-14 of Regulation S-X (hereinafter a “Rule 3-05 or 3-14 Audit”); and

(b)make available to the Operating Partnership and its representatives for inspection and audit following the Closing, at the Contributor’s offices the Contributor’s books and records relating solely to the Contributor’s operations that are reasonably requested by the Operating Partnership (but specifically excluding Contributor’s tax returns) for any full or partial years reasonably necessary to complete the Rule 3-05 or 3-14 Audit; and

(c)sign the management representation letter to be provided by the Operating Partnership’s independent auditors.

In connection with the foregoing, the Operating Partnership will give the Contributor no less than 10 business days’ prior written notice of the Operating Partnership’s plans to inspect and audit such books and records, and the Contributor’s obligation to perform herein shall extend beyond the Closing.

Notwithstanding the foregoing, the Contributor will not be required to (a) prepare or compile any materials, (b) incur any third-party costs or expenses in connection with the Rule 3-05 or 3-14 Audit, (c) provide any books, records or materials that could reasonably be expected to be books, records or materials in the possession or control of the tenant parties, (d) provide any books, records or materials that are not within the possession or control of the Contributor, or (e) make any representations or warranties with respect to such information beyond a customary management representation letter signed by the Contributor reasonably requested by any accounting firm engaged by the Operating Partnership to deliver its auditors report with respect to the Rule 3-05 or Rule 3-14 Audit.  The Operating Partnership acknowledges and agrees that the foregoing accounting and financial materials to be provided by the Contributor does not include any information or materials related to the period prior to the date the Contributor acquired the Property and the Contributed Assets and is to be limited solely to information regarding the Property and the Contributed Assets after they were placed into operation by the Contributor.  The Contributor acknowledges that the Rule 3-05 or Rule 3-14 Audit may require the Operating Partnership to perform a Rule 3-05 or 3-14 Audit both after the Effective Date and after the Closing Date and the Contributor agrees that the Contributor’s obligations under this Schedule 3.1.8 are material terms of this Agreement, and breach of this Schedule 3.1.8 will constitute a default under the terms of this Agreement.  The Contributor further agrees, that the Operating Partnership’s sole and absolute remedy in the event of default is that of specific performance.

Schedule 3.1.8

1